EXHIBIT 99.1

Execution Copy

            12  September  2011

COLFAX CORPORATION

and

COLFAX UK HOLDINGS LTD

and

CHARTER INTERNATIONAL PLC

IMPLEMENTATION AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(RRO/CPYC)
509605423

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24.	FURTHER ASSURANCE	30

25.	COUNTERPARTS	30

26.	APPLICABLE LAW AND JURISDICTION	30

27.	AGENT FOR SERVICE	31

SCHEDULE 1 ANNOUNCEMENT		32

SCHEDULE 2 CHARTER EMPLOYEE SHARE SCHEMES		78

SCHEDULE 3 TIMETABLE		79

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THIS AGREEMENT is made on	12 September 2011

PARTIES:

(1)	COLFAX CORPORATION, a corporation incorporated in Delaware whose registered office is 8170 Maple Lawn Boulevard, Suite 180 Fulton, Maryland ("Colfax");

(2)	COLFAX UK HOLDINGS LTD, a company incorporated in England with company number 07766350 and whose registered office is 40 Bank Street, Canary Wharf, London E14 5DS ("Bidco"); and

(3)	CHARTER INTERNATIONAL PLC, a company incorporated in the Bailiwick of Jersey with company number 100249 and whose registered office is 22 Grenville Street, St Helier, Jersey JE4 8PX ("Charter"),

together referred to as the "parties" and each as a "party" to this Agreement.

RECITALS:

(A)	Bidco is a wholly-owned subsidiary of Colfax.

(B)	Bidco intends to acquire the entire issued and to be issued share capital of Charter on the terms and subject to the conditions set out in the Announcement.

(B)
The Acquisition is intended to be effected by means of a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 (the “Jersey Law”) but may, if Bidco determines in its absolute discretion (subject to the consent of the Panel), be effected by way of a takeover offer.

(C)	The parties have agreed to take certain steps to effect the completion of the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“2006 Act”	means the Companies Act 2006;

"Acquisition"
means the proposed acquisition of the entire issued and to be issued ordinary share capital of Charter by Bidco (or Colfax or another wholly-owned subsidiary of Colfax) to be effected by the Scheme or, if Bidco (or Colfax or another wholly-owned subsidiary of Colfax) so elects, by means of the Offer;

"Announcement"	means the announcement in the agreed form set out in Schedule 1;

"Approach"	means an approach, offer, enquiry, proposal or similar action;

"Board Recommendation"
means the unanimous unqualified recommendation of all of the Charter Directors to the Charter Shareholders, in the form stated in the Announcement as being intended to be given (with such appropriate amendments as are necessary if the Acquisition is to be implemented by means of an Offer rather than the Scheme);

“Break Payment”	an amount (exclusive of any amounts chargeable in respect of VAT) equal to £15, 275,000 as may be adjusted in accordance with Clause 10;

"Business Day"	means a day (excluding Saturdays, Sundays and public holidays) on which banks in London, in St Helier (Jersey) and in New York City are generally open for business;

"Capital Change Event"
means: (a) the payment of any dividend  or other distribution by Colfax to its shareholders; (b) the reclassification, subdivision, consolidation or reorganisation of Colfax's share capital; (c) any issuance of equity securities pursuant to a pre-emptive invitation to the existing shareholders as a class subject only to regulatory exclusions; or (d) any transaction similar to the foregoing to the extent it would have a material disproportionate impact on those Charter Shareholders who receive New Colfax Shares pursuant to the Acquisition as compared to the existing Colfax shareholders (taken as a class);

"Capital Reduction"	means the proposed reduction of the share capital of Charter pursuant to the Scheme;

"Charter Directors"	means the directors of Charter from time to time;

“Charter Employee Share Schemes”
means the Charter International Plc Long Term Incentive Plan approved by the shareholders of Charter on 27 August 2008 and adopted by Charter on 22 October 2008; and the Charter International Plc Deferred Share Bonus Plan approved by the shareholders of Charter on 27 August 2008 and adopted by Charter on 22 October 2008;

"Charter GM"	means the general meeting of the Charter Shareholders to be convened in connection with the Acquisition, and any adjournment thereof;

"Charter Group"	means Charter and its subsidiaries and subsidiary undertakings from time to time and "member of the Charter Group" shall be construed accordingly;

“Charter Redundancy Policy”
means a policy in place for up to 120  employees in aggregate of Charter International plc, Charter Central Services Limited and ESAB Holdings Limited relating to enhanced rights on redundancy to the extent disclosed in documentation released to Colfax on 9 September 2011 and in writing to Colfax's advisers on 11 September 2011;

"Charter Shareholders"	means holders of Charter Shares;

"Charter Shares"	means the ordinary shares of 2 pence each in the capital of Charter;

“Clearances”	means the merger control, competition and regulatory consents, clearances, permissions and waivers referred to in Conditions (C), (D), (E), (G) and (H) (inclusive);

“Code”	means the City Code on Takeovers and Mergers issued from time to time by or on behalf of the Panel;

“Competing Proposal”	an Approach (whether or not conditional) made by or on behalf of a third party which is not acting in concert with Colfax in relation to:

(a)       a takeover offer, scheme of arrangement, merger, acquisition or business combination involving Charter or any member of the Charter Group, the purpose of which is to acquire all or a substantial proportion (being 30 per cent. or more when aggregated with shares already held by the relevant third party and any body acting in concert with that third party) of the issued or to be issued share capital of Charter or any member or members of the Charter Group representing a substantial proportion of the Charter Group (being 30% or more as aforesaid); or

(b)       a demerger and/or any material reorganisation, compromise, arrangement, division or split of Charter or all or a substantial proportion of the Charter Group; or

(c)       a transaction which would be an alternative to, or is inconsistent with, or would be reasonably likely to preclude, impede, delay or prejudice the implementation of, the Acquisition,

in each case whether implemented in a single transaction or a series of transactions;

“Competing Proposal Payment”	an amount (exclusive of any amounts chargeable in respect of VAT) equal to £7,638,000 as may be adjusted in accordance with Clause 10;

“Conditions”	means the conditions to the Acquisition which are set out in Appendix 1 to the Announcement;

“Consent Condition”	has the meaning given to it in Clause 9.1(A)(ii);

“Court”	means the Royal Court of Jersey;

“Court Documents”	means all the necessary evidence and pleadings in relation to the Scheme and the Capital Reduction;

“Court Meeting”
means the meeting of Charter Shareholders to be convened by order of the Court pursuant to Article 125 of the Jersey Law for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), and any adjournment thereof;

“Disclosed”
means (i) fairly disclosed by or on behalf of Charter or any of its advisors to Colfax, Bidco or any of their respective advisors in connection with or in contemplation of the Acquisition prior to the date of the Announcement, whether by electronic means, physical form or orally; (ii) disclosed in Charter’s report and accounts for the year ended 31 December 2010 or its interim accounts for the 6 month period ended 30 June 2011; or (iii) disclosed in the Announcement;

“Effective”
means:

(i)        if the Acquisition is implemented by means of the Scheme, the Scheme having become effective in accordance with its terms; or

(ii)       if the Acquisition is implemented by means of the Offer, the Offer having been declared or become unconditional in all respects;

“Effective Date”	means the date on which the Acquisition becomes Effective;

“Equity Capital Raising”	has the meaning given to it in the Announcement and as further described to Charter's legal advisers in an email timed at approximately 7.24 a.m. from Colfax's legal advisers on 12 September 2011;

“Exchange Ratio”	means 0.1241 Colfax Shares for every 1 Charter Share;

“Excluded Shares”	means Charter Shares legally or beneficially held by Colfax or any of its Subsidiaries or subsidiary undertakings;

“Forms of Proxy”	means the forms of proxy for use at the Court Meeting and the Charter GM which will accompany the Scheme Document;

“Jersey Law”	has the meaning given in the Recitals;

“Law”
means any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or by-laws, in each case, of a Relevant Authority;

“Colfax Board”	means the board of directors of Colfax;

“Colfax Group”	means Colfax, Bidco and Colfax’s other subsidiaries and subsidiary undertakings from time to time and “member of the Colfax Group” shall be construed accordingly;

“Colfax Preferred Shares”	means the preferred stock of Colfax proposed to be issued in the Equity Capital Raising;

“Colfax Shares”	means the common stock of Colfax having a par value of $0.01 per share;

“Colfax Shareholders”	means holders of Colfax Shares;

"Colfax Shareholders Meeting"	means the meeting of the Colfax Shareholders in respect of the Equity Capital Raising, and any adjournment thereof;

“Loan Note Form of Election”	has the meaning given in the Announcement;

"London Stock Exchange"	means London Stock Exchange plc;

“Long Stop Date”	means 30 March 2012 or such later date as Bidco and Charter may agree and the Court (if required) may allow;

"Meetings"	means the Court Meeting and/or the Charter GM, as the case may be;

"New Colfax Shares"	has the meaning given to that term in the Announcement;

"Offer"
means, if Bidco elects to effect the Acquisition by means of a takeover offer, the offer to be made by or on behalf of Bidco to acquire the entire issued and to be issued ordinary share capital of Charter and, where the context so admits, any subsequent revision, variation, extension or renewal thereof, on the terms and Conditions set out in the Announcement and which are to be set out in the Offer Document;

"Offer Document"
means, if Bidco elects to effect the Acquisition by means of the Offer, the offer document to be sent to the Charter Shareholders in connection with the Offer which will contain, inter alia, the terms and conditions of the Offer;

“Offer Period”	means the offer period, as defined in the Code, which began on 29 June 2011;

"Offer Price"	means the consideration payable by Bidco in connection with the Acquisition;

"Panel"	means the UK Panel on Takeovers and Mergers;

“Pension Schemes”
means the Charter Pension Scheme currently governed by a trust deed and rules dated 1 November 2005 (as amended from time to time), the HCL Pension Scheme currently governed by a trust deed and rules dated 6 November 2007 (as amended from time to time), the Howden Group Pension Plan currently governed by a trust deed and rules dated 25 November 2009 (as amended from time to time) and the ESAB Group (UK) Limited Pension and Life Assurance Scheme currently governed by a trust deed and rules dated 11 October 1999 (as amended from time to time);

"Personnel"	means in relation to any person, its board of directors, members of their immediate families, related trusts and persons connected with them;

"Proceedings"	means any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“Prospectus”	has the meaning given to that term in Clause 4.5;

"Proxy Statement"
means Colfax’s proxy statement, as amended or supplemented from time to time, on Schedule 14A under the U.S. Securities Exchange Act of 1934, as amended, relating to the Equity Capital Raising and any other documents prepared by Colfax and sent to Colfax Shareholders in connection with the Equity Capital Raising or the Acquisition;

“Reduction Court Hearing”	means the hearing by the Court of the petition to confirm the Capital Reduction;

“Reduction Court Order”	means the act of Court confirming the Capital Reduction;

“Relevant Authority”
means any central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, including, for the avoidance of doubt, the Panel and the Financial Services Authority;

“Relevant Payment”	means the Break Payment or the Competing Proposal Payment, as the case may be;

“Resolution”
means the resolution to approve, inter alia, the cancellation of all Scheme Shares, the alteration of Charter’s articles of association and such other matters as may be necessary to facilitate the implementation of the Scheme;

“Revised Code”	means the Code with such amendments as are to become effective from 19 September 2011;

“Scheme”
means the proposed scheme of arrangement under Article 125 of the Jersey Law, on the terms and Conditions set out in the Announcement, the terms and Conditions of which are to be set out in the Scheme Document, with or subject to any modification, addition or condition thereto approved or imposed by the Court and agreed to by Charter and Colfax;

“Scheme Court Hearing”	means the hearing by the Court to sanction the Scheme;

“Scheme Document”
means the document addressed to Charter Shareholders containing, inter alia, the Scheme and the notices of the Meetings together with any supplemental documents addressed to the Charter Shareholders in connection with the Scheme and its approval by the Court;

“Scheme Record Time”	means 6.00 p.m. on the day before that date on which the Reduction Court Order is made;

“Scheme Shares”
means:

(i) the Charter Shares in issue at the date of the Scheme Document;

(ii) any Charter Shares issued after the date of the Scheme Document and before the Voting Record Time; and

(iii) any Charter Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, other than the Excluded Shares;

“SEC”	means the United States Securities and Exchange Commission;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Timetable”	has the meaning given to it in Clause 3.2;

“VAT”	means any tax imposed by any Member State of the European Union in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC);

"Voting Record Time"
means the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined, expected to be 6.00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the date of such adjourned Court Meeting; and

"Working Hours"	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, except where the context otherwise requires:

(A)	the expressions "subsidiary" and "subsidiary undertaking" shall have the meanings given in the 2006 Act;

(B)	the expression "offer" shall have the meaning given in the Code;

(C)	the expression "takeover offer" shall have the meaning given in Article 116(1) of the Jersey Law;

(D)
a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(E)	words in the singular shall include the plural and vice versa;

(F)	references to one gender include other genders;

(G)
a reference to a "person" shall include a reference to an individual, an individual's executors or administrators, a partnership, a firm, a company, an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture or association (in any case, whether or not having separate legal personality);

(H)	references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(I)
a reference to a Recital, Clause, paragraph or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, or paragraph of or Schedule to (as the case may be) this Agreement;

(J)	references to times are to London time;

(K)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(L)	any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

(M)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(N)	references to “writing” shall include any modes of reproducing words in any legible form and shall include email except where otherwise expressly stated;

(O)	a reference to "includes" or "including" shall mean "includes without limitation" or "including without limitation" respectively;

(P)	(i)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(Q)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(R)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	ANNOUNCEMENT

2.1	The parties shall procure the release of the Announcement at or before 09.30 a.m. on 12 September 2011, or such other time and date as may be agreed by the parties in writing.

2.2
The obligations of the parties under this Agreement (other than Clauses 2, 12, 10, 12 and 14 to 27 (inclusive) which shall have immediate effect) shall be conditional upon the release of the Announcement in accordance with Clause 2.1.

3.	IMPLEMENTATION OF THE ACQUISITION

3.1
The parties undertake to use all their respective reasonable endeavours to implement the Acquisition in accordance with, and subject to the terms and Conditions set out in the Announcement, the Timetable, the Scheme Document or, if Bidco elects to proceed by way of an Offer, the Offer Document, provided that this Clause 3.1 shall be subject to and without prejudice to (to the extent permitted by the Panel) Bidco's right to invoke one or more of the Conditions and also to Clause 3.9.

3.2
Each of the parties shall promptly provide such reasonable assistance and information and shall co-operate and consult with each other in the implementation of an appropriate timetable for the Acquisition consistent with and substantially in the form set out in Schedule 3 (the “Timetable”), including the timing of the posting of the Scheme Document, or, if Bidco elects to proceed by way of an Offer, the Offer Document, preparation of the Court Documents, preparation and filing of the Prospectus, filing the Proxy Statement with the SEC, convening the Meetings and the Colfax Shareholders Meeting, posting of the Proxy Statement to the Colfax Shareholders, co-ordinating filings with Relevant Authorities and the likely date of the Effective Date.  The parties agree that as soon as reasonably practicable and in any event no later than 5 Business Days following release of the Announcement, the Timetable shall be prepared by (and may at any time be amended by) Charter in consultation with and taking into account the reasonable requests of Colfax, including in relation to the preparation time required in respect of the Proxy Statement and the potential review period in the event the SEC elects to review the Proxy Statement.  This clause is, for the avoidance of doubt, subject to Clause 3.9 and Clause 3.10.

3.3	Charter undertakes to Bidco that it shall comply with Appendix 7 of the Revised Code as though its provisions were in force from the date of this Agreement.

3.4	Bidco agrees that, if Bidco elects to implement the Acquisition by way of an Offer, Bidco shall:

(A)
treat the acceptance condition under the Offer as satisfied, and shall make an appropriate public announcement confirming the acceptance condition is satisfied accordingly, if it has received acceptances in respect of, acquired, or agreed to acquire (either pursuant to the Offer or otherwise) Charter Shares carrying 75 per cent. (or more) of the voting rights attaching to Charter Shares; and

(B)
maintain the first closing date of the Offer as the date which is 60 days following the date on which the Offer Document is published or such later date which is the longest date under the Code as the Panel may permit, which the parties agree to seek the Panel to permit.

3.5
Charter shall, save as otherwise agreed with Bidco, on each Business Day from and including the day falling five Business Days after the posting of the Scheme Document or the Offer Document (as the case may be) to and including the Business Day immediately before the day for which the Meetings have been convened, use its reasonable endeavours to inform Bidco of:

(i)
the number of Charter Shareholders who have submitted valid Forms of Proxy for the Court Meeting and the number of valid proxy votes in respect of the Court Meeting with the number of proxy votes for and against the resolution to be proposed at the Court Meeting being separately identified; and

(ii)
the number of Charter Shareholders who have submitted valid Forms of Proxy for the General Meeting and the number of valid proxy votes in respect of the General Meeting, with the number of proxy votes for and against the resolutions to be proposed at the General Meeting being separately identified.

3.6	Charter undertakes that it shall not, without the prior written consent of Colfax except as required by Law:

(A)	after dispatch of the first Scheme Document, seek to amend any of the resolutions proposed at the Meetings in respect of the Scheme or modify the Scheme in any way;

(B)
after dispatch of the first Scheme Document, apply for, agree to or make any amendment, addition or revision to the terms of the Scheme, or the withdrawal or non-enforcement, in whole or in part, of the Scheme; or

(C)	allot or issue any Charter Shares between the Scheme Record Time and the time at which the Scheme becomes Effective.

3.7
Charter shall, if reasonably requested by Colfax and unless the Charter Directors (or a duly authorised committee thereof) determine, acting in their good faith discretion, after consultation with their legal and financial advisors, at a meeting (howsoever held) of the Charter Directors (or a duly authorised committee thereof) that to do so would not be in the best interests of Charter, agree to and, subject to any necessary consent of the Court or of the Panel, effect:

(A)	an extension of time, or variation or amendment to the Scheme or any adjournment, postponement or reconvention of either of the Meetings; or

(B)	the amendment, revision or withdrawal, in whole or in part, of the Scheme.

3.8	Colfax shall procure that Bidco shall comply in full with Bidco’s obligations under this Agreement.

3.9
Notwithstanding anything (save for the provisions of Clause 3.6 and Clause 3.10) to the contrary in this Agreement but subject to Clause 3.6 and Clause 3.10, Charter shall be entitled in its discretion to deal with other parties who may be interested in pursuing a proposal which is an alternative to, or competitive with, the Acquisition as it considers appropriate.  This may include, without limitation but subject to Clause 3.6 and Clause 3.10,  :

(A)
the provision of information (in addition to information required to be made available pursuant to Rule 20.2 of the Code) or holding of meetings or development of implementation documentation with any interested party; and

(B)	any changes to the Timetable, extension of time, adjournment, postponement or reconvention of either of the Meetings,

provided that in all cases the Charter Directors (or a duly authorised committee thereof) have determined, acting in their good faith discretion, after consultation with their legal and financial advisors, at a meeting (howsoever held) of the Charter Directors (or a duly authorised committee thereof) that it is in the best interests of Charter to do so.

3.10
Notwithstanding any other provision of this Agreement (save for Clause 13) but subject to Clause 13 and the requirements of the Panel, Charter shall not be entitled to make any changes to the Timetable, extension of time, adjournment, postponement or reconvention of either of the Meetings if such action itself as a procedural matter would, or would reasonably be expected to, prevent the Scheme (assuming for these purposes the requisite majorities being obtained at the Meetings) from becoming effective prior to the Long Stop Date.

3.11
The parties agree that an appropriate adjustment shall be made to the Exchange Ratio if there is any Capital Change Event between the date of this Agreement and the Effective Date that results in value leakage from the Charter Shareholders out of the Colfax Group compared to the Colfax Shareholders, with the intent  that a greater number of New Colfax Shares would be issued to cover the amount of such leakage.

4.	ACQUISITION DOCUMENTS

4.1
Each of the parties shall promptly provide such reasonable assistance and information and shall co-operate and consult with each other in the preparation and publication of the Scheme Document, the Offer Document, Court Documents, the Forms of Proxy and the Loan Note Forms of Election and any other document, announcement or filing which is required or which Charter or Colfax reasonably considers to be necessary or appropriate in accordance with the requirements of the Jersey Law, the Code or any other Laws for the purposes of implementing the Acquisition in an efficient manner.

4.2	If the Acquisition is being implemented by way of the Scheme:

(A)
Colfax undertakes to provide to Charter all such information about Colfax, other members of the Colfax Group and their respective Personnel as may reasonably be required by Charter for inclusion in the Scheme Document or  the Court Documents and to provide all such other assistance as Charter may reasonably require in connection with the preparation of the Scheme Document and the Court Documents (in each case having regard to the Code and applicable Laws) including access to, and procuring (so far as reasonable able) the provision of assistance by the management and relevant professional advisors to Colfax and Bidco;

(B)
Charter agrees that it shall submit drafts and revised drafts of the Scheme Document, Court Documents, the Forms of Proxy and the Loan Note Forms of Election to Colfax for review and comment and, having afforded Colfax reasonable time to consider such draft and forms, discuss such comments with Colfax and relevant professional advisors to Colfax and Bidco for the purposes of preparing revised drafts;

(C)
Charter agrees that it shall despatch the Scheme Document, together with the Forms of Proxy and Loan Note Form of Election, by no later than the day which falls 28 days from the date of the Announcement (or such later date as the Panel agrees);

(D)
Colfax and Bidco will procure that the directors of Colfax and Bidco accept responsibility for all of the information in the Scheme Document relating to Colfax and Bidco respectively and other members of the Colfax Group (excluding, for the avoidance of doubt, Charter and Charter Group) and their respective Personnel; and

(E)
Charter will procure that Charter Directors accept responsibility for the information relating to Charter and the other members of the Charter Group set out in the Scheme Document and all information in the Scheme Document other than information for which responsibility is accepted by the directors of Colfax or Bidco under Clause 4.2(D).

4.3	If the Acquisition is being implemented by way of the Offer:

(A)
Charter undertakes to provide Bidco with all such information about Charter, other members of Charter Group and their respective Personnel as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as Bidco may reasonably require in connection with the preparation of the Offer Document, including access to, and ensuring the provision of assistance by, its management and relevant professional advisers;

(B)
Bidco agrees that it shall submit drafts and revised drafts of the Offer Document and the forms of acceptance to Charter for review and comment and, having afforded Charter reasonable time to consider such draft and forms, discuss such comments with Charter for the purposes of preparing revised drafts;

(C)
Bidco agrees that it shall despatch the Offer Document, together with the forms of acceptance as soon as reasonably practicable, provided however that Bidco will only despatch the Offer Document with the written consent of Charter (such consent not to be unreasonably withheld or delayed);

(D)
Charter will procure that Charter Directors accept responsibility for their views set out in the Offer Document and all of the information provided by Charter relating to Charter and the other members of the Charter Group and their respective Personnel in the Offer Document; and

(E)
Colfax and Bidco will procure that the directors of Colfax and Bidco accept responsibility for all of the information in the Offer Document other than information for which responsibility is accepted by Charter Directors under Clause 4.3(D).

4.4	If any:

(A)	supplemental circular or document is required to be published or submitted to the Court in connection with the Scheme or any variation or amendment to the Scheme (a “Scheme Supplemental Document”); or

(B)
(if the Acquisition is implemented by way of an Offer) any supplemental circular or document is required to be published in connection with the Offer or any variation or amendment to the Offer (an “Offer Supplemental Document”), the parties will, as soon as reasonably practicable, provide such co-operation and  information as may reasonably be required by Charter, Bidco or Colfax for inclusion in the Scheme Supplemental Document or the Offer Supplemental Document (as applicable) and provide all such other assistance as may reasonably be required in connection with the preparation of the Scheme Supplemental Document or the Offer Supplemental Document (as applicable) (in each case having regard to the Code and applicable Laws) including access to, and procuring (so far as reasonable able) the provision of assistance by the management and relevant professional advisors to Colfax and Bidco.

4.5
The parties agree that the provisions of Clause 4, Clause 6.4 and Clause 6.10 shall apply to the preparation and publication of a prospectus (the "Prospectus") in accordance with the requirements and practice of the UK Listing Authority and its Prospectus Rules by Colfax in respect of the New Colfax Shares offered to Charter Shareholders pursuant to the terms of the Acquisition mutatis mutandis.

5.	RECOMMENDATION AND DIRECTORS' DUTIES

5.1	Subject to Clause 5.2, Charter agrees:

(A)
that the Scheme Document, when issued and posted to the Charter Shareholders, shall include a unanimous and unqualified recommendation from the Charter Directors to the Charter Shareholders to vote in favour of: (i) the resolution to be proposed at the Court Meeting; and (ii) the Resolution, such recommendation to be in the form set out in the Announcement; and

(B)
if Bidco elects to implement the Acquisition by means of the Offer, that the Offer Document, when issued and posted to the Charter Shareholders, shall include a unanimous and unqualified recommendation from the Charter Directors to the Charter Shareholders to accept the Offer, such recommendation to be in the form set out in the Announcement with such amendments as necessary to reflect that the Acquisition is to be implemented by means of the Offer rather than the Scheme; and

(C)	the Charter Directors shall not withdraw, qualify or adversely modify the Board Recommendation.

5.2
The obligations in Clause 5.1 shall not apply if the Charter Directors have determined, acting in their good faith discretion, after consultation with their legal and financial advisors, at a meeting (howsoever held) of the Charter Directors (or a duly authorised committee thereof) that the Board Recommendation should not be given or should be withdrawn, qualified or adversely modified in order to comply with their duties under Law.

5.3
Colfax agrees that if the circumstances are such that Clause 5.2 is applicable, Charter will be free to explain to the Court, the Charter Shareholders and any other person that Charter sees fit why the Charter Directors have not given or have withdrawn, qualified or adversely modified the Board Recommendation provided that in giving such explanation Charter shall not make any disparaging comments in relation to Colfax or Bidco.

5.4	For the avoidance of doubt, for the purposes of this Agreement, each of the following circumstances shall be deemed to constitute an adverse modification to the Board Recommendation:

(A)
(save to the extent attributable to a breach by Colfax of its obligations under this Agreement) any announcement of the postponement or the postponement of the despatch of the Scheme Document from its position in the sequence set out in the Timetable in respect of which Colfax has not given its prior agreement in writing; or

(B)
any announcement of the postponement or postponement of the date for which either of the Meetings is convened from its position in the sequence set out in the Timetable or any adjournment of such Meetings in respect of which Colfax has not given its prior agreement in writing.

6.	COLFAX SHAREHOLDERS MEETING

6.1	Colfax undertakes to:

(A)
prepare and file with the SEC the Proxy Statement as promptly as practicable after the date of this Agreement and in any event by no later than 14 October 2011 or such other date as may be agreed in writing by Colfax and Charter;

(B)
use all reasonable endeavours to cause the Proxy Statement to be cleared by the SEC, as promptly as practicable after the date of this Agreement and in any event prior to the Court hearing date for the sanction of the Scheme as set out in the Scheme Document, subject to and in accordance with Law;

(C)	mail the Proxy Statement to its shareholders at the earliest practicable time;

(D)	duly call, give notice of, convene and hold the Colfax Shareholders Meeting as promptly as practicable (subject to Law) after the date of this Agreement; and

(E)
use reasonable endeavours to procure that Condition (B) is satisfied as soon as reasonably practicable following publication of the Announcement and in any event prior to the Court hearing date for the sanction of the Scheme as set out in the Scheme Document.

6.2
Colfax agrees that it shall, before filing the Proxy Statement with the SEC, submit drafts and revised drafts of the Proxy Statement (including any amendments or supplements thereto) and forms of proxy to Charter for review and comment and, having afforded Charter reasonable time to consider such draft and forms, discuss such comments with Charter and relevant professional advisors to Charter for the purposes of preparing revised drafts.

6.3	Colfax agrees that the Proxy Statement shall:

(A)	state that the Colfax Board has approved the issue of Colfax shares pursuant to the Equity Capital Raising and the related amendments to the constitution of Colfax; and

(B)
include, and Colfax agrees (subject only to the fiduciary duties of the directors of Colfax, acting in their good faith discretion, after consultation with their legal and financial advisors) to maintain and not withdraw  an unqualified recommendation from the Colfax Board to the Colfax Shareholders to vote in favour of the resolutions proposed at the Colfax Shareholders Meeting in connection with the Equity Capital Raising.

6.4
Charter undertakes to use all reasonable endeavours to provide Colfax with all such information about itself, the Charter Group (including any officers and employees), the Charter Directors as may reasonably be required for inclusion in the Proxy Statement and provide as soon as reasonably practicable all such other assistance as Colfax may reasonably require in connection with the preparation of the Proxy Statement (in each case having regard to the requirements of any applicable Laws) including access to, and procuring (so far as it is reasonably able) the provision of assistance by, relevant professional advisors and auditors to the Charter Group provided that no representation, undertaking, warranty or responsibility is made , given or accepted by Charter, any member of the Charter Group, the Charter Directors or the relevant professional advisors to the Charter Group as to the accuracy or completeness of any information so provided or as to the reasonableness of any assumptions on which any of the same is based or the use or fitness for purpose of any of the same.

6.5
Colfax agrees to notify Charter promptly after receiving any comments of the SEC with respect to the Proxy Statement and any requests by the SEC for any amendments or supplements there to or for additional information.  Colfax shall promptly provide to Charter copies of all material correspondence with the SEC relating to the Proxy Statement.  Charter shall use all reasonable endeavours to provide such information, on a no responsibility basis, as Colfax shall reasonably request or which otherwise shall be necessary to enable Colfax to respond in a timely manner to any comments of the SEC or its staff and to have the Proxy Statement cleared by the SEC as promptly as practicable after the date of this Agreement.

6.6
Colfax agrees that it shall not (subject to Law and the fiduciary duties of the directors of Colfax, acting in their good faith discretion, after consultation with their legal and financial advisors), following the mailing of the Proxy Statement, adjourn or postpone the Colfax Shareholders Meeting without notification to and consultation with Charter.  Colfax agrees (subject to Law and the fiduciary duties of the directors of Colfax, acting in their good faith discretion, after consultation with their legal and financial advisors) to solicit from its shareholders proxies to vote in favour of the approval of the Equity Capital Raising.

6.7
Colfax agrees to keep Charter informed reasonably promptly of any communications Colfax receives from Colfax Shareholders or which are publicly made by Colfax Shareholders in connection with the Equity Capital Raising (other than communications of a routine or administrative nature) which are material relating to the Colfax Shareholders Meeting, the Equity Capital Raising or the Acquisition.

6.8	Colfax agrees that it shall not, without the prior written consent of Charter, make any material change to the structure, amount, terms or nature of the Equity Capital Raising..

6.9
Colfax shall, save as otherwise agreed with Charter, on each Business Day from and including the day falling five Business Days after the posting of the Proxy Statement to and including the Business Day immediately before the day for which the Colfax Shareholders Meeting has been convened, use its reasonable endeavours to inform Charter of the number of Colfax Shareholders who have submitted valid forms of proxy for the Colfax Shareholders Meeting and the number of valid proxy votes in respect of the Colfax Shareholders Meeting, with the number of proxy votes for and against the resolutions to be proposed at the Colfax Shareholders Meeting being separately identified.

6.10
Charter shall procure that its accounting personnel shall reasonably assist Colfax on a no responsibility basis in the preparation of the pro forma financial statements to be included in the Proxy Statement as required by SEC regulations.  Charter shall also use reasonable endeavours to procure that its independent auditor provides reasonable assistance and cooperation with Colfax and its advisors in connection with the preparation of the Proxy Statement and any comments from the SEC related thereto; Charter shall use reasonable endeavours to procure that such auditor shall consent to inclusion of its audit reports relating to the Charter financial statements to be included in the Proxy Statement as required by SEC Regulations and that such auditor provides reasonable assistance in connection with the preparation of the pro forma financial statements to be included in the Proxy Statement as required by SEC regulations.

7.	REGULATORY FILINGS

7.1	Each party undertakes to the other parties, subject to Clause 7.2:

(A)	to use its best endeavours to procure that the Clearances applicable to it are obtained as soon as reasonably practicable and in any event before the Long Stop Date;

(B)
to provide as promptly as reasonably practicable, and in any event before any applicable deadline or due date, in consultation and co-operation with the other party, all such information as may reasonably be requested to determine in which jurisdictions any merger control or similar filing with a Relevant Authority may be necessary for the purposes of obtaining the Clearances and for inclusion in any submission to any Relevant Authority for the purpose of obtaining the Clearances save that where such information is reasonably considered by the party concerned to be sensitive it may at its option provide such information to the other parties on an external counsel basis;

(C)
to provide all such other assistance as may reasonably be requested in connection with obtaining the Clearances, including assistance in connection with such pre-notification contacts with Relevant Authorities as may be reasonably required;

(D)
to use all reasonable endeavours to make as promptly as reasonably practicable and within applicable deadlines and due dates such filings with all appropriate Relevant Authorities, jointly or separately, as are necessary to obtain the Clearances;

(E)
subject to Law, promptly to notify the other party and provide draft copies of all written submissions and significant communications with any Relevant Authority in connection with obtaining the Clearances at such time as will allow the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide copies of all such submissions and communications in the form submitted or sent, save in respect of any information which is reasonably considered by that party to be sensitive, which may at that party's option be provided to the other party's legal advisers on an external counsel basis;

(F)
subject to Law, to use all reasonable endeavours to procure that each party and its advisers are able to attend and where appropriate make oral submissions in any significant meetings, telephone calls or hearings and participate in any substantive discussions with any Relevant Authority in connection with obtaining the Clearances; and

(G)
to keep the other party informed reasonably promptly of developments which are material or potentially material to the obtaining of the Clearances or the satisfaction of the Conditions relating to the Clearances, save that nothing in this Agreement (but without prejudice to the requirements of the Code) shall oblige Bidco to waive any Condition or treat any Condition as satisfied or any party to provide any information which is reasonably considered by such party to be sensitive, which may at such party's option be provided to the other party's legal advisers on an external counsel basis.

7.2	Nothing in this Agreement shall require any member of the Colfax Group or any member of the Charter Group to:

(A)	agree to any undertaking, order, agreement, commitment or assurance in connection with obtaining any Clearance; or

(B)	divest, sell, hold separate, license or otherwise dispose of, or agree to any condition to or limitation on the operation of, any of their existing assets or businesses.

8.	CHARTER EMPLOYEE SHARE SCHEMES AND REDUNDANCY SCHEMES

8.1	The parties shall respectively take the steps and other actions provided for in Schedule 2 in relation to Charter Employee Share Schemes.

8.2	Charter shall:

(A)
facilitate, and co-operate with Colfax to seek to arrange and co-ordinate such meetings with the trustees of any Pension Scheme and the UK Pensions Regulator (established under Part I of the Pensions Act 2004) as Colfax shall request and co-operate with Colfax and provide such reasonable assistance to Colfax in connection therewith as Colfax shall reasonably request provided that Colfax hereby acknowledges and agrees that the trustees of the Pension Schemes and the UK Pensions Regulator are independent of Charter and Charter shall have no liability for any failure of any such persons to agree to or attend any such meetings;

(B)
promptly provide to Colfax such information as the Charter Group possess relating to the Charter Group in respect of the Pension Schemes, or relating to the Pension Schemes, as Colfax shall reasonably request in connection with such approaches or meetings referred to in Clause 8.2(A) above; and

(C)	consult with Colfax on the terms of any announcement issued by Charter to the members of any Pension Scheme regarding the Acquisition.

8.3
During the 12 month period immediately following the Effective Date, Colfax shall not, and shall procure that each member of the Charter Group shall not, challenge the application of, or make any amendment to, any Charter Redundancy Policy.

9.	CONDUCT AND ACCESS PENDING COMPLETION OF THE ACQUISITION

9.1
Without prejudice to the application of the provisions of Rule 21 of the Code, with which Charter agrees to comply, and (in respect of paragraph (A) below) Clause 3.9, Charter shall, and shall procure that the other members of the Charter Group shall,

(A)	save for any actions taken pursuant to commitments or other obligations that have been Disclosed or that are required to give effect to the Acquisition and the terms of this Agreement:

(i)	subject to Clause 9.1(A)(ii), during the period from the date of the Announcement to the Effective Date, conduct its business in the ordinary and usual course consistent with past practice; and

(ii)
if the Scheme is validly approved by the requisite majority at the Court Meeting and the Resolution is validly passed by the requisite majority at the Charter GM the “Consent Condition”), during the period from the date of the Meetings to the Effective Date, conduct its business in the ordinary and usual course consistent with past practice taking into account all reasonable requests of Colfax;

(B)	without prejudice to Charter's obligations pursuant to paragraph (A) above, not take or agree any of the following actions without the prior written consent of Colfax:

(i)	any merger, de-merger or consolidation (other than a takeover offer for Charter, howsoever to be implemented) of Charter or any other member of the Charter Group with any other entity;

(ii)
enter into any share sale, business sale or other corporate finance transaction (including the grant any option or right of pre-emption) for the acquisition or disposal of (including by purchase, sale, transfer, lease, licence or hire purchase) any corporate entities, undertakings or group of assets, or enter into any joint venture or strategic alliance in respect of any assets or group of assets, where the consideration for or the value of such acquisition, disposal or other transaction, whether in a single transaction or a series of related transactions, exceeds £5,000,000.

9.2
Without prejudice to the application of the provisions of Rule 21 of the Code with which Charter agrees to comply, Charter shall, and shall procure that each other member of the Charter Group shall, not agree or consent to any of the following:

(A)
increases to the contributions payable to any Pension Scheme other than reasonable increases agreed with the trustees of the Howden Group Pension Plan or the HCL Pension Scheme as a result of those plans' triennial valuations effective as at 31 December 2010;

(B)
changes to the basis upon which the liabilities of the Pension Schemes are valued other than reasonable changes agreed with the trustees of the Charter Pension Scheme as a result of that scheme's triennial valuation effective as at 31 March 2010 or the trustees of the Howden Group Pension Plan or the trustees of the HCL Pension Scheme as a result of those plans' triennial valuations effective as at 31 December 2010; or

(C)
changes to the terms of the trust deeds constituting a Pension Scheme, or to the basis on which qualification for, or accrual or entitlement to benefits or pensions under any Pension Scheme are calculated or determined where those changes would result in any material increase to the benefits which accrue under any Pension Scheme or to the pensions which are payable thereunder.

9.3
Charter agrees to provide Colfax with such reasonable access to its senior management and information as Colfax may reasonably request in relation to integration planning for the Charter business following the Acquisition, provided that:

(A)
no member of the Charter Group shall be required to produce any financial reporting or other information in a form which is materially different from that prepared by the Charter Group in its usual practice;

(B)	any meetings with Charter senior management shall take place in London; and

(C)	prior to satisfaction of the Consent Condition Charter shall not be obliged to arrange any site visit (other than to Charter’s offices in London or Ireland).

Notwithstanding the foregoing, for the purposes of this Clause 9.3 the parties agree that prior to the satisfaction of the Consent Condition “reasonable access” shall be interpreted such that Charter shall not be required by this Clause 9.3 to provide any access or assistance to the extent that it would or would be reasonably likely to lead to Charter’s commercially sensitive information being provided to a third party pursuant to Rule 20.2 of the Code.

9.4
If Charter receives any request for information pursuant to Rule 20.2 of the Code, or Charter is otherwise permitted to provide information regarding the Charter Group to a third party in accordance with the provisions of this Agreement and intends to provide such information, Charter shall provide to Colfax such information (and in the same form and substantially at the same time (and in any event within one Business Day)) as is provided to such third party (whether or not Colfax submits a request for information pursuant to Rule 20.2 of the Code).

9.5
Charter represents and warrants that it has not, at any time in the 12 months prior to the date of this Agreement, entered into or agreed to enter into, and undertakes to Colfax not to enter into, any agreement providing for the payment of a break, inducement or termination fee (or any fee having a similar effect) in connection with the acquisition of the entire issued and to be issued ordinary share capital of Charter.

10.	INDUCEMENT FEE

10.1	Subject to Clause 10.4, Charter shall pay the Break Payment to Bidco if:

(A)	following the release of the Announcement, a Competing Proposal is announced, whether under Rule 2.4 or Rule 2.5 of the Code or otherwise, before the Acquisition lapses or is withdrawn; and

(B)
such Competing Proposal or any other Competing Proposal announced during the Offer Period subsequently becomes or is declared wholly unconditional or is otherwise completed or if implemented by way of a scheme of arrangement, becomes effective.

10.2	The Break Payment referred to in Clause 10.1 shall be payable as follows:

(A)	if the Competing Proposal is implemented by way of a scheme of arrangement, prior to such Scheme becoming effective;

(B)	if the Competing Proposal is implemented by way of takeover offer, prior to the date on which such Competing Proposal becomes or is declared wholly unconditional; or

(C)	otherwise, on the earlier of the expiry of the Offer Period and the Business Day falling 5 Business Days prior to such Competing Proposal being completed.

10.3	Without prejudice to its obligations pursuant to Clause 10.1 but subject to Clause 10.4, Charter shall pay the Competing Proposal Payment to Bidco if:

(A)
the Scheme Document, containing a Board Recommendation, is not posted to Charter Shareholders within 28 days of the Announcement (or such longer period as the Panel shall permit for the posting of such document) unless such failure is caused by a default of Colfax or Bidco, such payment to be made within 5 Business Days following the earlier of the Long Stop Date and expiry of the Offer Period;

(B)
following posting of the Scheme Document, the Charter Directors recommend a Competing Proposal or (for any reason whatsoever) withdraw, qualify or adversely modify their recommendation to accept, or vote in favour of, the Acquisition or such recommendation ceases to be unanimous, such payment to be made within 5 Business Days of the expiry of the Offer Period;

(C)
Charter shall issue any scheme document in respect of a Competing Proposal or the Charter Directors or any member of the Charter Group (or their respective representatives) shall otherwise take any steps to implement any Competing Proposal, such payment to be made within 5 Business Days of the expiry of the Offer Period;

(D)
Charter makes any changes to the Timetable, extension of time, adjournment, postponement or reconvention of either of the Meetings if such action itself as a procedural matter would, or would reasonably be expected to, prevent the Scheme (assuming for these purposes the requisite majorities being obtained at the Meetings) from becoming effective prior to the Long Stop Date, such payment to be made within 5 Business Days of the expiry of the Offer Period,

10.4	The obligation of Charter to make any Relevant Payment pursuant to Clause 10.1 or Clause 10.3 shall immediately cease and determine:

(A)	where the Acquisition becomes or is declared wholly unconditional or otherwise becomes effective; or

(B)
if, following the announcement of a Competing Proposal, the Acquisition lapses or is withdrawn (save in circumstances where the Panel has agreed that Bidco may invoke a condition to the Acquisition or may lapse or withdraw the Acquisition other than in reliance on a Condition relating to a Clearance or aCondition relating to a material adverse change not occasioned by any action of Charter).

10.5
The Relevant Payment shall be paid by no later than the last date for payment of such sum pursuant to Clause 10.1, 10.2 or 10.3 (as the case may be) and shall be made in immediately available funds (without any deduction or withholding and without regard to any lien, right of set-off, counter-claim or otherwise, except as required by Law) to Colfax’s bank pursuant to details which shall be notified in writing to Charter by no later than three Business Days after the event as a result of which the Relevant Payment becomes payable.

10.6
Without prejudice to the obligation of Charter to make payment of the Relevant Payment on the date set out in Clause 10.5, the parties consider, and shall use all reasonable endeavours to secure, that the Relevant Payment will be outside the scope of VAT and will not for VAT purposes be treated as consideration for a taxable supply.  If, however, the Relevant Payment is determined by Her Majesty's Revenue & Customs or the Irish Revenue Commissioners or any other tax authority to be in whole or in part the consideration for a taxable supply for VAT purposes then:

(A)
if the Relevant Payment is determined by HM Revenue & Customs or the Irish Revenue Commissioners or any other applicable tax authority to be consideration for a taxable supply in respect of which Colfax (or the representative member of any VAT group of which Colfax is a member) is liable to account for VAT then:

(i)
if and to the extent that such VAT is recoverable by Charter (or the representative member of any VAT group of which Charter is a member) by repayment or credit, the amount of the Relevant Payment shall be increased to take account of such recoverable VAT, such that (A) the Relevant Payment (including any amount in respect of VAT); less (B) an amount equal to any VAT which Charter (or such representative member) is entitled to recover by credit or repayment, shall be equal to the amount that the Relevant Payment would have been in the absence of this Clause 10.6; and/or

(ii)	if and to the extent that such VAT is irrecoverable by Charter (or such representative member) then no additional amount shall be paid in respect of such VAT; and

(B)
if under a reverse charge mechanism the Relevant Payment is determined by HM Revenue & Customs or the Irish Revenue Commissioners or such other tax authority (as the case may be) to be consideration for a taxable supply in respect of which Charter (or the representative member of any VAT group of which Charter is a member) is liable to account for VAT then, to the extent that such VAT is not recoverable by Charter (or the representative member of any VAT group of which Charter is a member) by repayment or credit, the amount of the Relevant Payment shall be reduced to take account of such irrecoverable VAT, such that (A) the Relevant Payment; plus (B) an amount equal to the amount of such irrecoverable VAT, shall be equal to the amount that the Relevant Payment would have been in the absence of this Clause 10.5.

10.7
Such adjusting payment as may be required to be made by Charter to give effect to Clause 10.6(A) above shall be made five Business Days after the date on which the determination by HM Revenue & Customs orthe Irish Revenue Commissioners or such other applicable tax authority has been communicated by Colfax to Charter (together with such evidence of it as is reasonable in the circumstances to provide). If and to the extent that the Relevant Payment is determined by HM Revenue & Customs or the Irish Revenue Commissioners or such other applicable tax authority to be consideration for a taxable supply in respect of which Colfax (or the representative member of any VAT group of which Colfax is a member) is liable to account for VAT, Colfax (or the representative member of any VAT group of which Colfax is a member) shall promptly issue a valid VAT invoice to Charter in respect of that supply.

10.8
If, following payment of any amount under this Clause 10 it subsequently transpires that the amounts taken into account as recoverable or irrecoverable VAT of Charter for the purposes of calculating the quantum of such payment were incorrect, the parties shall make such adjusting payments between themselves as will place them in the position they would have been in had the correct amounts of recoverable or irrecoverable VAT of Charter been taken into account.

10.9
Nothing in this Agreement shall oblige Charter to pay any amount (i) which the Panel determines would not be permitted by Rule 21.2 of the Code; (ii) if (but only to the extent that) the payment of such amount would otherwise be unlawful; or (iii) if (but only to the extent that) such payment  would, when aggregated with any prior payment pursuant to this Clause 10, otherwise exceed £15,275,000.  The parties agree that if the Panel shall determine that the payment of any amount payable pursuant to this Clause 10 would not be permitted by Rule 21.2, the amount payable shall for the purposes of paragraph sub-paragraph (i) above be reduced to the maximum amount that would be permitted to be paid pursuant to Rule 21.2 of the Code.

11.	CODE

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms.

12.	APPROVALS AND CONFIRMATION

Colfax, Bidco and Charter each confirms to each of the other parties that it has the requisite power and authority to enter into and perform its obligations under this Agreement and that the obligations expressed to be assumed by it hereunder are valid and binding and enforceable against it in accordance with their terms.

13.	TERMINATION

13.1	Subject to Clauses 13.2 and 13.3, this Agreement may be terminated and all rights and obligations of Colfax, Bidco and Charter under this Agreement shall cease:

(A)	as agreed in writing by the parties;

(B)	in the event that the Board Recommendation is no longer unanimous or is withdrawn, qualified or adversely modified at any time;

(C)	if the Effective Date has not occurred by the Long Stop Date;

(D)	on the earliest to occur of:

(i)	the date on which the Scheme lapses, terminates or is withdrawn; and

(ii)	the Effective Date,

provided this Clause 13.1(D) shall not apply if Colfax has elected to implement the Acquisition by way of the Offer before such lapse, termination or withdrawal;

(E)	on the earliest to occur of:

(i)	the date on which the Offer lapses terminates or is withdrawn; and

(ii)	the Effective Date,

provided that this Clause 13.1(E) shall not apply if Colfax has elected to implement the Acquisition by way of a Scheme before such lapse, termination or withdrawal;

(F)	if the Scheme is not approved by the requisite majority at the Court Meeting or the Resolution is not passed by the requisite majority at the Charter GM;

(G)	if the Scheme is not sanctioned at the Scheme Court Hearing or the Capital Reduction is not confirmed by the Court at the Reduction Court Hearing; or

(H)
if the resolutions to be proposed at the Colfax Shareholder Meeting is not approved by the requisite majority at the Colfax Shareholder Meeting and Colfax has not, within 10 Business Days thereof, presented a proposal (which meets the requirements of the Code) for alternative funding for the Acquisition in place of the Equity Capital Raising.

13.2	Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen before termination.

13.3	This Clause and Clauses 1, 10, 13.2 and 14 to 27 (inclusive) shall survive termination of this Agreement.

14.	NOTICES

14.1	A notice under this Agreement shall only be effective if it is in writing (which, for this purpose, does not include email).

14.2	Notices under this Agreement shall be sent to a party at its address or facsimile number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

Colfax and Bidco (Senior Vice President and General Counsel)	A. Lynne Puckett Colfax Corporation 8170 Maple Lawn Blvd, Suite 180 Fulton, MD 20759 U.S.A.	+1 301-323-9001

Charter (Company Secretary and General Counsel)	Michael Hampson Charter International plc 27 Northwood Park Santry Dublin 9 Ireland	+353 1816 1587

provided that a party may change its notice details on giving notice to each of the other parties of the change in accordance with this Clause 14.2 and Clause 14.1.  That notice shall only be effective on the date falling one Business Day after the notification has been received or such later date as may be specified in the notice.

14.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; or

(D)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the notice.

14.4
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.5	The provisions of this Clause shall not apply in relation to the service of Service Documents.

15.	REMEDIES AND WAIVERS

15.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

15.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

15.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

15.4
Without prejudice to any other rights and remedies which either party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by either party of the provisions of this Agreement and either party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by either party and no proof or special damages shall be necessary for the enforcement by either party of the rights under this Agreement.

16.	VARIATION

No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties.

17.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

18.	ENTIRE AGREEMENT

18.1
Save for the confidentiality agreement between Colfax and Charter dated 23 August 2011 (which remains in force), this Agreement constitutes the whole and only agreement between the parties relating to the Acquisition and supersedes any previous agreement whether written or oral between the parties in relation to the Acquisition.

18.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

18.3
Except in the case of fraud, no party shall have any right of action against the other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

18.4
For the purposes of this Clause, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement.

19.	LANGUAGE

Each notice or other communication under or in connection with this Agreement shall be in English.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

21.	ASSIGNMENT

No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other party.

22.	ANNOUNCEMENTS

22.1
Subject to Clause 22.2, no announcement (other than the Announcement) concerning the Acquisition or any ancillary matter contemplated by this Agreement (but excluding for avoidance of doubt the Colfax Shareholders Meeting) shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

22.2	Any party may make an announcement concerning the Acquisition or any ancillary matter:

(A)
if required by law or any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (among other bodies) the London Stock Exchange, the Financial Services Authority, the Panel and the SEC whether or not the requirement has the force of law provided that the party concerned shall (to the extent permitted by applicable law and regulation) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such announcement with the other party before making such announcement; or

(B)	if the Charter Directors withdraw, qualify or adversely modify the Board Recommendation.

23.	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

24.	FURTHER ASSURANCE

Each party shall do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be requested by another party to give effect to this Agreement.

25.	COUNTERPARTS

25.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

25.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

26.	APPLICABLE LAW AND JURISDICTION

26.1
This Agreement is to be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

26.2
The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual.

27.	AGENT FOR SERVICE

27.1
Colfax irrevocably appoints Bidco of Skadden, Arps, Slate, Meagher & Flom (UK) LLP,  40 Bank Street, Canary Wharf, London E14 5DS, to be its agent for the receipt of Service Documents.  Colfax agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

27.2	A copy of any Service Document served on an agent shall be sent by post to Bidco. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1
ANNOUNCEMENT

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT SECURITIES LAWS OF SUCH JURISDICTION

12 September 2011

RECOMMENDED CASH AND SHARE OFFER

for

CHARTER INTERNATIONAL PLC

by

COLFAX UK HOLDINGS LTD
a wholly-owned subsidiary of

COLFAX CORPORATION

The Board of Charter and the Board of Colfax are pleased to announce that they have reached agreement on the terms of a recommended cash and share offer to be made by Bidco, a wholly-owned subsidiary of Colfax, for the entire issued and to be issued share capital of Charter.

Highlights

•	Under the terms of the Acquisition, Charter Shareholders will be entitled to receive:

for each Charter Share:	730 pence in cash; and

0.1241 New Colfax Shares

•
The Acquisition values Charter’s fully diluted share capital at approximately £1,528 million, being 910 pence per Charter Share on a fully diluted basis (based on the Closing Price of US$23.04 per Colfax Share on 9 September 2011, being the last Business Day before this announcement).

•	The Offer Consideration, with Charter Shareholders having already received the interim dividend of 8 pence per Charter Share, represents a premium of:

➢
approximately 48.0 per cent. to the Closing Price of 615 pence per Charter Share on 28 June 2011 (being the last Business Day before Charter announced it had received a preliminary approach from Melrose regarding a possible offer);

➢	approximately 16.7 per cent. to Melrose's initial offer of 780 pence per Charter Share made by Melrose on 28 June 2011; and

➢	a premium of approximately 13.2 per cent. to the Closing Price of 804 pence per Charter Share on 9 September 2011 (being the last Business Day before this announcement).

•	A Mix and Match Facility will be provided, which will allow Charter Shareholders to elect to vary the proportions in which they receive New Colfax Shares and cash.

•	A Loan Note Alternative will also be available to Charter Shareholders.

•	The Acquisition will be funded from a combination of proceeds of an equity issue by Colfax, new debt facilities and Colfax’s existing cash resources.

•
It is intended that the Acquisition will be implemented by way of a court-sanctioned scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991, or if Bidco elects, a takeover offer (as that term is defined under Article 116(1) of the Companies (Jersey) Law 1991) to Charter Shareholders.  The purpose of the Scheme is to enable Bidco to acquire the whole of the issued and to be issued share capital of Charter.  The Scheme, which will be subject to the Conditions set out in this announcement, will require the sanction of the Court.

•
On 29 July 2011, concurrently with the release of its interim results for the second quarter of 2011, Colfax provided earnings guidance to the market which the Panel has determined amounted to profit forecasts for the purpose of Rule 28 of the City Code. Colfax will therefore prepare a report on such forecasts pursuant to Rule 28.3 of the City Code as soon as practicable. When the report has been completed, a public announcement will be released and the report will be made available on Colfax's website at www.colfaxcorp.com.

•
The Board of Charter, which has been so advised by Goldman Sachs International, J.P. Morgan Cazenove and RBS, considers the terms of the Acquisition to be fair and reasonable.  In providing financial advice to the Board of Charter, Goldman Sachs International, J.P. Morgan Cazenove and RBS have taken into account the Board's commercial assessments.  Goldman Sachs International is providing the independent financial advice for the purposes of Rule 3 of the City Code and J.P. Morgan Cazenove and RBS are also acting as financial advisers to the Board of Charter.  Accordingly, the Board of Charter intends unanimously to recommend that Charter Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer).

•
Colfax has received irrevocable undertakings from those members of the Board of Charter who hold beneficial interests in the Charter Shares to vote in favour of the Scheme (or, in the event that the Acquisition is implemented by way of a takeover offer, to accept the Offer) in respect of their entire beneficial holdings which total 176,977 Charter Shares in aggregate representing approximately 0.1 per cent. of Charter’s issued share capital as at the date of this announcement.  Further details of these irrevocable undertakings are set out in Appendix 3 to this announcement.

•
Further details of the Acquisition and the Scheme will be contained in the Scheme Document that will be posted to Charter Shareholders and, for information purposes only, to participants in the Charter Executive Share Schemes and the Phantom Restricted Scheme Plans as soon as practicable.

•	Commenting on the Acquisition, Mitchell P. Rales, the Chairman of Colfax and Clay H. Kiefaber, Colfax President and Chief Executive Officer of Colfax said:

“This is a transformational acquisition for Colfax that accelerates our growth strategy, enhances our business profile and continues our journey to becoming a premier global enterprise.  We are very pleased that Charter's Board has recommended our offer, which we believe will bring significant benefits for both companies’ shareholders.  Charter shareholders will receive an immediate premium and share in the upside of the combined company through the stock component of our offer, while Colfax shareholders will benefit from the significant earnings accretion and value creation opportunities that this combination will create."

"Charter International, with its global brands, is an excellent strategic fit that will significantly enhance our position in emerging markets, create an even balance of short- and long-cycle businesses and grow our aftermarket revenues,” said Clay H. Kiefaber, Colfax President and Chief Executive Officer. “Howden will be a great complement to our existing specialty fluid handling business and ESAB will be the nucleus of a new growth platform.  In addition, we believe the application of the Colfax Business System will drive meaningful operational improvements."

•	Commenting on the decision by the Board of Charter to recommend the Acquisition, Lars Emilson, the Chairman of Charter said:

"The Board believes this is an attractive offer for Charter shareholders, reflecting the strengths of both ESAB and Howden's market leading positions, and their growth prospects. The proposed acquisition represents a premium of approximately 48.0 per cent. to Charter's share price before we entered into an offer period and before the recent decline in global financial markets. Colfax is a global engineering company which is complementary to Charter, with a strong reputation for its quality brands, leading positions, and a long term vision for growth and returns. Colfax has committed to providing continued stability for our employees and continued development of the ESAB and Howden offering for our customers. The Board of Charter intends to recommend the proposed acquisition to shareholders."

This summary should be read in conjunction with the following full announcement and the Appendices.

The Acquisition will be subject to the Conditions and other terms set out in Appendix 1 to the announcement and to the full terms and conditions which will be set out in the Scheme Document.  Appendix 2 contains bases and sources of certain information contained in this announcement.  Details of irrevocable undertakings received by Colfax are set out in Appendix 3 to the announcement.  Certain terms used in this summary and the full announcement are defined in Appendix 4 to the announcement.

A copy of this announcement will be available, subject to certain restrictions in relation to persons resident in Restricted Jurisdictions, at Charter’s website at www.charter.ie and at Colfax’s website at www.colfaxcorp.com.  Neither the contents of Charter’s website, the contents of Colfax's website, nor the content of any other website accessible from hyperlinks on either Charter's or Colfax's website, is incorporated into or forms part of this announcement.

Enquiries:

Colfax and Bidco
Scott Brannan, Colfax (SVP and Chief Financial Officer)	+1 (301) 323 9000

Citigate Dewe Rogerson
(Public relations adviser to Colfax and Bidco)
Patrick Donovan	+44 (0)20 7282 2915
Ginny Pulbrook	+44 (0)20 7282 2945

Deutsche Bank	+44 (0)20 7545 8000
(Financial adviser and corporate broker to Colfax and Bidco)
Richard Sheppard
James Cass
Charles Wilkinson (corporate broking)

Charter
Gareth Rhys Williams, Chief Executive	+44 (0)20 3206 0843
Aidan Wallis, Corporate Development Director

Brunswick Group LLP	+44 (0)20 7404 5959
(Public relations adviser to Charter)
Jonathan Glass
Nina Coad

Goldman Sachs International	+44 (0)20 7774 1000
(Financial adviser to Charter)
Dominic Lee
Philip Shelley
Adrian Beidas

J.P. Morgan Cazenove	+44 (0)20 7588 2828
(Financial adviser and corporate broker to Charter)
Edmund Byers
Robert Constant
Dwayne Lysaght

RBS Corporate Finance Limited	+44 (0)20 7678 8000
(Financial adviser and corporate broker to Charter)
John MacGowan
Simon Hardy
David Smith

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.  The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition or to elect to sell shares in connection with the acquisition, as the case may be.  Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom, Jersey and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom, Jersey and the United States should inform themselves about, and observe any applicable requirements.  In particular, the ability of persons who are not resident in the United Kingdom, Jersey or the United States to vote their Charter Shares with respect to the Scheme at the Meetings, or to execute and deliver forms of proxy appointing another to vote at the Meetings on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located.  This announcement has been prepared for the purpose of complying with Jersey law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom or Jersey.

Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction.  If the Acquisition is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to US investors in Charter:  The Acquisition relates to the shares of a Jersey company that is a “foreign private issuer” (as defined under Rule 3b-4 under the US Exchange Act) and is being made by means of a scheme of arrangement provided for under Jersey company law.  A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act.  Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in Jersey to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules.  Financial information included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  If, in the future, Bidco exercises the right to implement the Acquisition by way of a takeover offer, such offer will be made in compliance with applicable US laws and regulations.

The securities of Colfax referred to in this announcement have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The issuance of New Colfax Shares pursuant to the Scheme will not be registered under the Securities Act, and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act.  In the event that Colfax determines to conduct the Acquisition pursuant to a takeover offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the Securities and Exchange Commission ("SEC") that will contain a prospectus.  In this event, Charter Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC's website at www.sec.gov.

Neither the US Securities and Exchange Commission, nor any US state securities commission, has approved or disapproved of the Loan Notes or the New Colfax Shares to be issued in connection with the Acquisition, or determined if this announcement is accurate or complete.  Any representation to the contrary is a criminal offence in the US.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority.  Details about the extent of Deutsche Bank AG's authorisation and regulation by the Financial Services Authority are available on request.  Deutsche Bank AG is acting as financial adviser to Colfax and Bidco and no one else in connection with the contents of this announcement and will not be responsible to any person other than Colfax and Bidco for providing the protections afforded to clients of Deutsche Bank AG, nor for providing advice in relation to any matters referred to in this announcement.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Charter and for no-one else in connection with the matters set out in this announcement and will not be responsible to any person other than Charter for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in relation to the matters set out in this announcement.

J.P. Morgan Limited, which conducts its UK investment banking business as J.P. Morgan Cazenove and is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser  and corporate broker to Charter and for no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Charter for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

RBS Corporate Finance Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser and corporate broker to Charter and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Charter for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

Cautionary Note Regarding Forward-Looking Statements

This document contains certain statements about Colfax and Charter that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Colfax and Charter (as the case may be) and are subject to uncertainty and changes in circumstances, and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

The forward-looking statements contained in this press release may include statements about the expected effects on Charter and Colfax of the Acquisition, the expected timing and scope of the Acquisition, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; (ii) business and management strategies and the expansion and growth of Colfax's or Charter’s operations and potential synergies resulting from the Acquisition; (iii) the effects of government regulation on Colfax’s or Charter’s business, and (iv) Colfax’s plans, objectives, expectations and intentions generally.

There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including the satisfaction of the conditions to the Acquisition and other risks related to the Acquisition and actions related thereto. Additional particular uncertainties that could cause Colfax’s actual results to be materially different than those expressed in its forward-looking statements include: risks associated with Colfax’s international operations; significant movements in foreign currency exchange rates; changes in the general economy, as well as the cyclical nature of Colfax’s markets; Colfax’s ability to accurately estimate the cost of or realize savings from Colfax’s restructuring programs; availability and cost of raw materials, parts and components used in Colfax products; the competitive environment in Colfax’s industry; Colfax’s ability to identify, finance, acquire and successfully integrate attractive acquisition targets, including Charter should the Acquisition be successful; Colfax’s ability to complete the Acquisition as planned and achieve expected synergies in connection with the Acquisition, and risks relating to any unforeseen liabilities of Charter; Colfax’s ability to achieve or maintain credit ratings (in light of the Acquisition and financing of the Acquisition or otherwise) and the impact on its funding costs and competitive position if Colfax does not do so; and others risks and factors as disclosed in Colfax’s Annual Report on Form 10-K under the caption "Risk Factors".  Other unknown or unpredictable factors could also cause actual results to differ materially from those in any forward-looking statement.

Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. None of Colfax or Charter undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT SECURITIES LAWS OF SUCH JURISDICTION

12 September 2011

RECOMMENDED CASH AND SHARE OFFER

for

CHARTER INTERNATIONAL PLC

by

COLFAX UK HOLDINGS LTD
a wholly-owned subsidiary of

COLFAX CORPORATION

1.	Introduction

The Board of Charter and the Board of Colfax are pleased to announce that they have reached agreement on the terms of a recommended cash and share offer by Bidco, a wholly-owned subsidiary of Colfax, for the entire issued and to be issued share capital of Charter.

2.	The Acquisition

Under the terms of the Scheme, which will be subject to the Conditions and other terms set out in this announcement and to further terms to be set out in the Scheme Document, Charter Shareholders will receive:

for each Charter Share:	730 pence in cash; and

       0.1241 New Colfax Shares

The Acquisition values Charter’s fully diluted share capital at approximately £1,528 million, being 910 pence per Charter Share on a fully diluted basis (based on the Closing Price of US$23.04 per Colfax Share on 9 September 2011, being the last Business Day before this announcement).

The parties agree that an appropriate adjustment will be made to the Exchange Ratio in the event of (a) the payment of any dividend  or other distribution by Colfax to its shareholders; (b) the reclassification, subdivision, consolidation or reorganisation of Colfax's share capital; (c) any issuance of equity securities pursuant to a pre-emptive invitation to the existing shareholders as a class subject only to regulatory exclusions; or (d) any transaction similar to the foregoing to the extent it would have a material disproportionate impact on those Charter Shareholders who receive New Colfax Shares pursuant to the Acquisition as compared to the existing Colfax shareholders (taken as a class).

Colfax has agreed to investigate providing a low cost dealing facility to assist those Charter Shareholders who wish to do so to dispose of the New Colfax Shares they receive under the terms of the Acquisition.  The availability of such a facility will be subject to consideration of the results of the Mix and Match Facility, regulatory considerations, the requirements of the City Code and other practicalities.

The Offer Consideration, with Charter Shareholders having already received the interim dividend of 8 pence per Charter Share, represents a premium of:

➢
approximately 48.0 per cent. to the Closing Price of 615 pence per Charter Share on 28 June 2011 (being the last Business Day before Charter announced it had received a preliminary approach from Melrose regarding a possible offer);

➢	approximately 16.7 per cent. to Melrose's initial offer of 780 pence per Charter Share made by Melrose on 28 June 2011; and

➢	a premium of approximately 13.2 per cent. to the Closing Price of 804 pence per Charter Share on 9 September 2011 (being the last Business Day before this announcement).

It is intended that the Acquisition will be implemented by way of a court-sanctioned scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 or, if Bidco elects, a takeover offer (as that term is defined under Article 116(1) of the Companies (Jersey) Law 1991). The purpose of the Scheme is to enable Bidco to acquire the whole of the issued and to be issued share capital of Charter.  The Scheme, which will be subject to the Conditions set out in this announcement, will require the sanction of the Court.

In the event that the Acquisition is to be implemented by way of an Offer, the Charter Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.  Any New Charter Shares issued to Bidco pursuant to the Scheme will be issued on the same basis.

On 29 July 2011, concurrently with the release of its interim results for the second quarter of 2011, Colfax provided earnings guidance to the market which the Panel has determined amounted to profit forecasts for the purpose of Rule 28 of the City Code. Colfax will therefore prepare a report on such forecasts pursuant to Rule 28.3 of the City Code as soon as practicable. When the report has been completed, a public announcement will be released and the report will be made available on Colfax's website at www.colfaxcorp.com.

3.	Recommendation

The Board of Charter, which has been so advised by Goldman Sachs International, J.P. Morgan Cazenove and RBS, considers the terms of the Acquisition to be fair and reasonable.  In providing financial advice to the Board of Charter, Goldman Sachs International, J.P. Morgan Cazenove and RBS have taken into account the Board's commercial assessments.  Goldman Sachs International is providing the independent financial advice for the purposes of Rule 3 of the City Code and J.P. Morgan Cazenove and RBS are also acting as financial advisers to the Board of Charter.

Accordingly, the Board of Charter intends unanimously to recommend that Charter Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) as those members of the Board of Charter who hold beneficial interests in Charter Shares have irrevocably undertaken to do in respect of their entire beneficial holdings which totals 176,977 Charter Shares in aggregate representing approximately 0.1 per cent. of Charter’s issued share capital.

Further details of these irrevocable undertakings are set out in Appendix 3.

4.	Information relating to Colfax and Bidco

Colfax

Colfax, headquartered in Fulton, Maryland, U.S.A., was founded in 1995 by Mitchell P. Rales and Steven M. Rales.  Colfax is a global supplier of a broad range of fluid handling products, including pumps, fluid handling and lubrication systems and controls, and specialty valves.  It is a leading manufacturer of rotary positive displacement pumps, which include screw pumps, gear pumps and progressive cavity pumps, as well as certain centrifugal pumps.  Colfax designs and engineers products to high quality and reliability standards for use in critical fluid handling applications where performance is paramount.  Colfax also offers customized fluid handling solutions to meet individual customer needs based on in-depth technical knowledge of the applications in which the products are used.

Over the last few years, Colfax has successfully grown its systems business, providing its customers with complete fluid handling systems and solutions.  In the 2010 financial year, approximately 15 per cent. of total revenues (approximately US$79 million) were derived from systems (up from approximately 4 per cent. in the 2006 financial year).  Pumps, including aftermarket parts and services, contributed 82 per cent. of total revenues (approximately US$445 million) in the 2010 financial year (more than 90 per cent. in  the 2006 financial year).  Valves and other products accounted for approximately 3 per cent. of total revenues (approximately US$18 million in the 2010 financial year).

Colfax products are marketed principally under the Allweiler, Baric, Fairmount, Houttuin, Imo, LSC, Portland Valve, Tushaco, Warren and Zenith industrial brand names.

Bidco

Bidco is a newly incorporated English company which is a wholly-owned subsidiary of Colfax established to effect the Acquisition.  Bidco has not traded prior to the date of this announcement (except for entering into transactions relating to the Acquisition).

Further details of Bidco will be contained in the Scheme Document.

5.	Information relating to Charter

Charter International plc is the holding company of a global group of engineering companies.  Charter’s businesses are focussed on welding, cutting and automation (“ESAB”) and on air and gas handling (“Howden”).

Summarised financial information

In its most recent financial year, ended 31 December 2010, Charter achieved revenue of £1,719.6 million (2009: £1,659.2 million), adjusted profit before tax of £148.2 million (2009: £126.0 million) and adjusted earnings per share of 66.1 pence (2009: 55.0 pence). Total dividends were paid of 23.0 pence per share (2009: 21.5 pence).

For the six months ended 30 June 2011, Charter achieved revenue of £946.5 million (2010: £840.4 million), adjusted profit before tax of £75.6 million (2010: £73.3 million) and adjusted earnings per share of 33.6 pence (2009: 32.8 pence). An interim dividend of 8.0 pence per share (2010: 7.5 pence) was declared and was paid to Charter Shareholders on 2 September 2011.

Additional information on ESAB

ESAB is a leading international welding and cutting company. With a heritage dating back to the evolution of the welding process, ESAB formulates, develops, manufactures and supplies consumable products and equipment for use in the cutting and joining of steels and other metals.

ESAB’s comprehensive range of welding consumables includes electrodes, cored and solid wires, and fluxes.  ESAB’s welding and cutting equipment ranges from standard equipment to large bespoke plants used in industrial applications.

The principal end-user segments that it supplies are energy, transport, infrastructure and general industrial.

From its origins in Sweden at the start of the twentieth century, ESAB has developed into a highly international business; at present, its sales are split broadly evenly between the developed economies of Europe and North America, and emerging markets. ESAB is a leading participant in the welding industry in Europe, North America, South America and India and is developing its operations in Africa, the Middle East, China and elsewhere in Asia.

In July 2011, ESAB announced its strategic objectives for the further development of its business.  By building on its established strengths and pursuing identified opportunities, ESAB aims to achieve 10 per cent. organic revenue CAGR, a “through cycle” operating margin of 10 per cent., and (by the end of 2013) to reduce working capital to 19 per cent. of revenue.

Additional information on Howden

Howden is a leading international applications engineer.  Headquartered in Renfrew, Scotland, Howden designs, manufactures, installs and maintains various types of air and gas handling equipment for use in the power, oil and gas, petrochemical and other industries.

Howden’s principal products are fans, heat exchangers and compressors. The fans and heat exchangers are used mainly in the generation of electricity by coal-fired power stations, both in combustion and the control of emissions, and other large scale industrial plant. Howden’s compressors are mainly used in the oil, gas and petrochemical industries.

New equipment sales generally account for around two-thirds of Howden’s revenues. Howden has successfully grown its aftermarket business which accounts for around one-third of Howden’s revenue.

The coal-fired power industry currently accounts for around one-third of Howden’s sales of new equipment as the share of revenue from other industries, especially oil and gas, has increased. Overall, the energy sector is estimated to account for some two-thirds of Howden’s revenues in new equipment.  These figures are based on the pro forma figures for new product sales in 2010 (inclusive of Thomassen Compression Systems which was not acquired until March 2011).

Howden has significant market positions in Europe, North America, China, South Africa and Australia. Howden has recently increased its presence in India, through a joint venture agreement with Larsen & Toubro, a major engineering and construction company, and in Brazil, where it has opened a much enhanced factory. Overall, around one-half of Howden’s sales are made in emerging markets and this proportion is expected to increase progressively over time.

In July 2011, Howden announced its strategic objectives of achieving revenue CAGR of over 10 per cent. and, over the medium to long-term, of achieving an adjusted operating margin of 14 per cent.

6.	Background to and reasons for the Acquisition

Colfax believes the acquisition of Charter would complement its stated strategy which, in addition to driving organic growth, includes pursuing value-creating acquisitions within its served markets, and adding complementary growth platforms to provide scale and revenue diversity.  Colfax considers Charter to be a leading player in key markets with an attractive business mix and strong technological capabilities that fits well with Colfax's acquisition criteria.

Earlier this year Colfax identified Charter as a business that would complement its Fluid Handling platform as well as add a new welding and cutting platform.  In July 2011, following the unsolicited offer for Charter by Melrose, Colfax approached Charter to express its interest in a possible acquisition.

Colfax believes that completion of the Acquisition would accelerate Colfax’s growth strategy and enable Colfax to become a multi-platform business with a strong global footprint.  Charter’s air & gas handling business (Howden) would extend Colfax’s existing Fluid Handling platform, and Charter’s welding, cutting and automation (ESAB) business would establish a new growth platform.

Colfax believes that the Acquisition will improve Colfax’s business profile by providing a meaningful recurring revenue stream.  It would also provide considerable exposure to emerging markets, allow the combined company to benefit from strong secular growth drivers and provide a balance of short and long cycle businesses.

Following the Acquisition, Colfax believes there are significant upside opportunities from applying its established management techniques to improve both margin and return on invested capital.

The Acquisition is also expected to provide a platform for additional acquisitions in the fragmented welding and air handling markets.

The Acquisition is expected to be significantly accretive to earnings1 and to provide double digit returns on invested capital within three to five years.

Colfax takes a disciplined approach to acquisitions with clearly defined strategic and financial criteria, and is committed to maintaining a prudent capital structure.  Colfax believes the resulting capital structure will allow it to meet its goal of achieving and maintaining a credit rating of BB-/Ba3 or better and ensure that it retains sufficient flexibility to continue existing and new initiatives without undue balance sheet risk.

Colfax’s management are established industrialists who buy businesses with the objective of developing them so that they may achieve their full potential.

7.	Background to and reasons for the recommendation

On 20 June 2011, Charter issued a trading update that warned of the expected outcome for 2011 as a whole being below expectations at the time of the interim management statement in April 2011. This announcement was followed by the resignation of the then Charter Chief Executive, Michael Foster, on 27 June 2011.

On 29 June 2011, Charter announced it had received an indicative offer from Melrose that may or may not lead to an offer for the entire issued share capital of Charter.  This initial offer from Melrose of 780 pence per Charter Share (inclusive of Charter’s interim dividend), was rejected by Charter’s Board on 30 June 2011.

On 11 July 2011, the Board of Charter received a revised increased proposal from Melrose of 840 pence per Charter Share (again inclusive of Charter’s interim dividend). The Board of Charter reviewed this proposal and rejected it on 15 July 2011, as undervaluing Charter and its prospects. At that time, the Board of Charter confirmed that it remained committed to maximising value for its shareholders and was exploring a full range of strategic alternatives.

On 1 September 2011, the Board of Charter announced that it had received a revised indicative proposal from Melrose, indicating that Melrose was prepared, subject to certain pre-conditions, to increase the value of its possible offer for Charter by 18 pence per Charter Share. Melrose’s revised proposal represented an 850 pence per Charter Share offer for the Company, on the basis set out in the announcement, and also allowed Charter Shareholders to retain the interim dividend of 8 pence per Charter Share declared on 26 July 2011 and paid to Charter Shareholders on 2 September 2011. The revised proposal comprised 553 pence in Melrose shares  and 297 pence in cash for each Charter Share. The announcement also stated that, on the basis of the increased proposal, and in light of the recent heightened economic uncertainty and financial market volatility, Charter had agreed to commence discussions with Melrose about its revised indicative proposal and to allow Melrose to complete its confirmatory due diligence.

1	This should not be taken as a statement regarding Colfax's expectation for earnings per share during the remainder of 2011, for 2012 or for subsequent periods.

Melrose continues to conduct due diligence on Charter. There can be no certainty that a formal offer will ultimately be forthcoming from Melrose.

Since the initial approach by Melrose, Charter, through its financial advisers, Goldman Sachs International, J.P. Morgan Cazenove, and RBS Corporate Finance Limited, has spoken to certain parties, including Colfax, regarding their possible interest in the Company. On 1 August 2011, Colfax provided formal written confirmation of its interest in Charter. On 23 August 2011, Charter announced that it was in discussions with a potential offeror other than Melrose regarding a possible offer for Charter. Colfax announced on 4 September 2011 that it was in preliminary discussions regarding a possible all-cash offer to acquire Charter.

The Offer Consideration, with Charter Shareholders having already received the interim dividend of 8 pence per Charter Share, represents a premium of:

➢
approximately 48.0 per cent. to the Closing Price of 615 pence per Charter Share on 28 June 2011 (being the last Business Day before Charter announced it had received a preliminary approach from Melrose regarding a possible offer);

➢	approximately 16.7 per cent. to Melrose's initial offer of 780 pence per Charter Share made by Melrose on 28 June 2011; and

➢	a premium of approximately 13.2 per cent. to the Closing Price of 804 pence per Charter Share on 9 September 2011 (being the last Business Day before this announcement).

The Directors of Charter have also noted the general downward movement in global financial markets which has taken place in recent weeks, in particular since the start of August, and which has impacted shares in many industrial and engineering companies in particular.  Since Melrose’s initial offer on 28 June 2011 to 9 September 2011 (being the last Business Day before this announcement), the FTSE 350 Industrial Engineering Index has declined by approximately 8.8 per cent. and FTSE 250 Share Index has declined by approximately 12.5 per cent.

Against this background, the Directors of Charter have therefore concluded that the price of 910 pence for each Charter Share is fair and reasonable and intend to recommend the Acquisition to Charter Shareholders. The terms of the Acquisition allow Charter Shareholders to realise a significant proportion of their investment in Charter for cash whilst also providing the opportunity to retain an on-going interest in Charter’s businesses through a shareholding in the enlarged Colfax group.

8.	Implementation Agreement

Charter, Bidco and Colfax have entered into the Implementation Agreement in relation to the implementation of the Acquisition and related matters in accordance with an agreed indicative timetable which will be set out in the Scheme Document.  The Implementation Agreement contains certain assurances and confirmations between the parties, including provisions reflecting the rules of the Panel which are due to come into force on 19 September 2011, to implement the Scheme on a timely basis.

9.	Inducement Fee Arrangements

Charter has agreed to pay an inducement fee of £15,275,000 to Bidco, subject to the terms and conditions set out in the Implementation Agreement,  in circumstances where a competing offer (or similar proposal) is announced before the Acquisition lapses or is withdrawn and such competing offer (or similar proposal) or another third party offer (or similar proposal) becomes wholly unconditional or effective or is otherwise consummated.

In addition, Charter has agreed to pay an inducement fee of £7,638,000 to Bidco in certain other circumstances, subject to the terms and conditions set out in the Implementation Agreement.  These circumstances include where: (a) the Board of Charter recommends a competing offer (or similar proposal); (b) the Board of Charter withdraws, qualifies or adversely modifies its recommendation of the Acquisition or such recommendation ceases to be unanimous; and (c) where Charter takes any steps to implement a competing offer (or similar proposal) or if Charter makes certain changes to the timetable for the Acquisition or postpones or adjourns the Meetings and as a result the Scheme is reasonably expected not to become effective before the Long Stop Date.

 The payments referred to above are not, however, payable by Charter where, following the announcement of a competing offer (or similar proposal) the Acquisition lapses or is withdrawn (save in circumstances where the Panel has agreed that Bidco may invoke a condition to the Acquisition or may lapse or withdraw the Acquisition other than in reliance on a regulatory condition or any condition reflecting material adverse change not occasioned by any action of Charter).  The amount payable as an inducement fee cannot exceed (in aggregate) £15,275,000.

Further details of the above arrangements are set out in the Implementation Agreement and will be summarised in the Scheme Document.

10.	Financing of the Acquisition

The Acquisition will be funded from a combination of proceeds of the Equity Capital Raising, new debt facilities and Colfax’s existing cash resources.

Debt financing

The debt financing available to Bidco under loan facilities has been arranged by Deutsche Bank AG, New York Branch and HSBC Bank USA, N.A. and further details of the debt financing of the Acquisition will be included in the Scheme Document.

Equity Capital Raising

BDT CF Acquisition Vehicle, LLC, an entity controlled by BDT Capital Partners Fund I, L.P. has agreed to purchase, six Business Days following the Effective Date, up to 13,877,551 shares of preferred stock and up to 14,756,944 shares of common stock of Colfax for US$680 million in the aggregate.  In addition, Mitchell P. Rales, Steven M. Rales and Markel Corporation (an entity in which one of the Colfax directors is an officer) have agreed to subscribe, six business days following the Effective Date, for common stock in the capital of Colfax for US$125 million in the aggregate.  The net proceeds of these issuances of preferred stock and common stock will be used by Colfax  to fund a portion of the Offer Consideration. All these subscriptions for shares of common stock are being made at US$23.04 which is the closing price of a Colfax Share on 9 September 2011, being the last Business Day before this announcement.  The Exchange Ratio has also been determined on this basis and so the 0.1241 New Colfax Shares which Charter Shareholders will receive for each Charter Share held are valued at 180 pence accordingly.

The Equity Capital Raising requires the approval of Colfax shareholders and accordingly Colfax intends to convene a meeting of its shareholders in order to approve the Equity Capital Raising.  The resolutions to be proposed at the meeting will require the approval of Colfax shareholders holding more than 50 per cent. of the outstanding common stock.  Colfax has undertaken to Charter that it will use reasonable endeavours to finalise the documentation required in connection with the shareholder meeting in accordance with legal and regulatory requirements and, thereafter, to hold the shareholder meeting, in each case as soon as reasonably practicable and in any case by this date.  The Board of Colfax intends to recommend Colfax shareholders vote in favour of the resolutions to be proposed at the shareholder meeting.

Mitchell P. Rales and Steven M. Rales who together hold or control 18,291,220 Colfax Shares, representing approximately 42 per cent. of Colfax's issued share capital, have agreed with Charter that (save in certain limited specified circumstance) they will vote in favour of the resolutions regarding the Equity Capital Raising at the shareholder meeting.  The other directors of Colfax intend to vote in favour of the resolutions in respect of their entire beneficial holdings of 360,296 Colfax Shares in aggregate, representing approximately 0.8265 per cent. of Colfax's issued share capital.

Deutsche Bank has confirmed that they are satisfied that sufficient financial resources are available to Bidco to satisfy, in full, the cash consideration payable to the Charter Shareholders pursuant to the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

11.	Management, employees and intentions regarding the Charter Group

Colfax has given assurances to the Board of Charter that, upon and following completion of the Acquisition, the Charter Group employers will continue to comply with the contractual and other entitlements in relation to pension and employment rights of existing employees.

It is intended that, upon the Scheme becoming effective, each of the non-executive members of the Board of Charter will resign from his office as a director of Charter.

12.	Terms of Mix and Match Facility

Charter Shareholders (other than certain Overseas Shareholders) will be entitled to elect, subject to availability, to vary the proportions in which they receive New Colfax Shares and cash in respect of their holdings of Charter Shares.  However, the total number of New Colfax Shares to be issued and the maximum aggregate amount of cash to be paid under the Scheme will not be varied as a result of elections under the Mix and Match Facility.

Accordingly, elections made by Charter Shareholders under the Mix and Match Facility will only be satisfied to the extent that other Charter Shareholders make off-setting elections.  To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis.  As a result, Charter Shareholders who make an election under the Mix and Match Facility will not know the exact number of New Colfax Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Acquisition.

The Mix and Match Facility is conditional upon the Scheme becoming effective and further details of the Mix and Match Facility will be included in the Scheme Document.

13.	Loan Note Alternative

Charter Shareholders (other than certain Overseas Shareholders) will be entitled to elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the terms of the Acquisition.

The Loan Note Alternative will be made available on the following basis:

for every whole £1 in cash consideration    £1 nominal value of Loan Notes

The Loan Notes will be governed by English law and will be issued, credited as fully paid, in integral multiples of £1 nominal value.  The Loan Notes will have the benefit of an unsecured guarantee from Colfax in respect of all obligations for the life of the Loan Notes.  All fractional entitlements to the Loan Notes will be disregarded and will not be issued.  The Loan Notes will be non-transferable other than to privileged relations and family trusts and no application will be made for them to be listed or dealt in on any stock exchange.  The Loan Notes will not be qualifying corporate bonds.

The Loan Notes will bear interest from the date of issue to the relevant holder of the Loan Notes at a rate per annum of 0.50 per cent. below LIBOR.  Interest will be payable semi-annually on 30 June and 31 December each year, or if that day is not a Business Day, on the immediately following Business Day, with the first interest payment date being 30 June 2012 or, if later, at least six months from the date of issue.  The Loan Notes will be redeemable at par (together with accrued interest less any tax required by law to be withheld or deducted therefrom) in whole or in part, for cash at the option of the noteholders on 30 June 2012 and subsequently semi-annually on 30 June and 31 December each year (or, if that day is not a Business Day, on the immediately following Business Day).  In certain circumstances, Bidco will have the right to redeem all of the Loan Notes.  If not previously redeemed, the final redemption date will be the date falling five (5) years after the Effective Date.

No Loan Notes will be issued unless, on or before the Effective Date, valid elections have been received in respect of at least £2 million in nominal value of Loan Notes.  If insufficient elections are received, Charter Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Acquisition.  If at any time after 30 June 2012 (or, if later, six months from the date of issue),  the outstanding nominal amount of Loan Notes is equal to or less than £2 million, Bidco will be entitled to redeem all of the then outstanding Loan Notes.

The Loan Note Alternative will be conditional upon the Acquisition becoming effective.  Full details of the Loan Note Alternative will be contained in the Scheme Document or, as the case may be, the Offer Document and the Loan Note Form of Election.  The Loan Notes are not being offered to Overseas Shareholders.

Charter Shareholders should consider carefully, in light of their own investment objectives and tax position, whether they wish to elect for Loan Notes under the Loan Note Alternative and are strongly advised to seek their own independent financial advice before making any such election.

14.	Charter Executive Share Schemes and Phantom Restricted Scheme Plan

In due course, Charter and Bidco will write to participants in the Charter Executive Share Schemes to inform them of the effect of the Scheme on their rights under the Charter Executive Share Schemes and the actions they may take to enable them to participate in the Scheme.

Charter and Bidco will also write in due course to participants in the Charter Executive Share Schemes and the Phantom Restricted Scheme Plan to inform them of the effect of the Scheme on their rights under that plan.

It is proposed to amend the articles of association of Charter at the Charter General Meeting to provide that, if the Scheme becomes effective, any Charter Shares issued (other than to Bidco or subsidiaries or nominees of Colfax) between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any Charter Shares issued after the Scheme Record Time will automatically be acquired by Bidco in exchange for cash and New Colfax Shares as described in paragraph 2 above on the same basis as under the Scheme.  Consequently, participants in the Charter Executive Share Schemes whose rights to receive Charter Shares under awards vest after the Scheme Record Time will receive cash and New Colfax Shares as described in paragraph 2 above.

15.	Expected timetable

It is expected that the Scheme Document containing further details of the Scheme (including an expected timetable) will be dispatched to Charter Shareholders as soon as practicable (and, in any event, not later than 28 days after the date of this announcement).

16.	Disclosure of interests in Charter Shares

As at the close of business on 9 September 2011 (the last Business Day prior to this announcement) and save as discussed above and for the irrevocable undertakings referred to in Appendix 3, neither Bidco, nor any Bidco Directors nor, so far as Bidco is aware, any person acting in concert (within the meaning of the City Code) with Bidco has any interest in, owns or has owned or controls or has controlled any Charter Shares (including pursuant to any short or long exposure, whether conditional or absolute, to changes in the prices of securities) or any rights to subscribe for or purchase the same, or holds or has held options (including traded options) in respect of, or has or has had any option to acquire, any Charter Shares or has entered into any derivatives referenced to Charter Shares ("Relevant Shares") which remain outstanding, nor does any person have or has any such person had any arrangement in relation to Relevant Shares.  An "arrangement" for these purposes also includes any indemnity or option arrangement, or any arrangement or understanding, formal or informal, of whatever nature, relating to Relevant Shares which may be an inducement to deal or refrain from dealing in such securities, or any borrowing or lending of Relevant Shares that have not been on-lent or sold.

On 4 September 2011, Colfax made an announcement falling under Rule 2.4 of the City Code that it was in preliminary discussions regarding a possible all-cash offer to acquire Charter ("Possible Offer Announcement") that would generally require it to make an Opening Position Disclosure by no later than 12 noon on the day falling 10 Business Days after the Possible Offer Announcement.  Bidco will not be releasing an Opening Position Disclosure today disclosing interests in the relevant securities of each of Colfax and Melrose as this Opening Position Disclosure would not disclose any interests.  With the Panel’s consent, Bidco will make an Opening Position Disclosure as soon as possible, and in any event before 12 noon on the day 10 Business Days after the date of this announcement disclosing interests in the relevant securities of Colfax.

17.	Scheme of Arrangement

It is intended that the Acquisition will be effected by a court sanctioned scheme of arrangement between Charter and the Scheme Shareholders under Article 125 of the Companies (Jersey) Law 1991.  The purpose of the Scheme is to provide for Bidco to become owner of the whole of the issued and to be issued share capital of Charter.

Under the Scheme, the Acquisition is to be principally achieved by:

➢
the cancellation of the Scheme Shares held by Scheme Shareholders in consideration for which Scheme Shareholders will receive consideration on the basis set out in paragraph 2 of this announcement (including, the issue of New Colfax Shares to Scheme Shareholders);

➢
amendments to Charter's articles of association to ensure that any Charter Shares issued (other than to Bidco or any subsidiaries or nominees of Colfax) between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any Charter Shares issued after the Scheme Record Time will automatically be acquired by Bidco; and

➢	the issue of New Charter Shares to Bidco provided for in the Scheme that will result in Charter becoming an indirect, wholly-owned subsidiary of Colfax.

The Acquisition will be subject to the Conditions and further terms and conditions referred to in Appendix 1 to this announcement and to be set out in the Scheme Document.

To become effective, the Scheme requires the approval of the Charter Shareholders by the passing of a resolution at the Court Meeting.  The resolution must be approved by a majority in number representing not less than three-fourths of the voting rights of the holders of the Charter Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting.  To become effective, the Scheme also requires the passing of a special resolution at the Charter General Meeting, requiring the approval of Charter Shareholders representing at least two thirds of the votes cast at the Charter General Meeting (either in person or by proxy).  The Charter General Meeting will be held immediately after the Court Meeting.

Following the Meetings, the Scheme must be sanctioned by the Court and the associated Capital Reduction must be confirmed by the Court. The Scheme will become effective in accordance with its terms on delivery of the Scheme Court Order, the Reduction Court Order and the minute of the Capital Reduction attached thereto to the Registrar of Companies, and, in relation to the Capital Reduction, the Reduction Court Order and attached minute being filed with and registered by the Registrar of Companies.

Upon the Scheme becoming effective, it will be binding on all Charter Shareholders, irrespective of whether or not they attended or voted at the Meetings and the consideration due under the Acquisition will be despatched by Bidco to Scheme Shareholders no later than 14 days after the Effective Date.

The Scheme will contain a provision for Bidco and Charter to jointly consent, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose.  Charter has been advised that the Court would be unlikely to approve any modification of, or addition to, or impose a condition to the Scheme which might be material to the interests of Scheme Shareholders unless Scheme Shareholders were informed of such modification, addition or condition.  It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of the Scheme Shareholders should be held in these circumstances.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the Charter General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by Jersey law.  The Scheme will be subject to the applicable requirements of the City Code, the Panel, the London Stock Exchange and the UK Listing Authority.  The bases and sources of certain information contained in this announcement are set out in Appendix 2.  Certain terms used in this announcement are defined in Appendix 4.

18.	Irrevocable Undertakings

Those members of the Board of Charter who hold beneficial interests in Charter Shares have irrevocably undertaken to vote in favour of the resolutions relating to the Acquisition at the Meetings (or, in the event that the Acquisition is implemented by way of a takeover offer, to accept the Offer) in respect of their own beneficial holdings which total 176,977 Charter Shares representing in aggregate approximately 0.1 per cent. of Charter’s issued share capital at the date of this announcement.  These irrevocable undertakings will continue to be binding even if a competing offer is made for Charter which exceeds the value of the Acquisition and even if such higher offer is recommended for acceptance by the Board of Charter.

Further details of these irrevocable undertakings are set out in Appendix 3.

19.	Delisting and re-registration

Prior to the Scheme becoming effective, a request will be made to the London Stock Exchange to cancel trading in Charter Shares on its market for listed securities on the first Business Day following the Effective Date and the UK Listing Authority will be requested to cancel the listing of the Charter Shares from the Official List on the first Business Day following the Effective Date.

Share certificates in respect of the Charter Shares will cease to be valid and should be destroyed on the first Business Day following the Effective Date.

In addition, entitlements held within the CREST system to the Charter Shares will be cancelled on the first Business Day following the Effective Date.

As soon as practicable after the Effective Date, it is intended that Charter will be re-registered as a private limited company.

20.	Overseas Charter Shareholders

The distribution of this announcement to, and the availability of the Acquisition to, persons who are not resident in the United Kingdom, Jersey or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas Charter Shareholders will be contained in the Scheme Document.

Scheme Shareholders in the US

The Scheme relates to the shares of a Jersey company that is a “foreign private issuer” as defined under Rule 3b-4 under the Exchange Act and will be governed by Jersey law.  A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in Jersey and under the Code to schemes of arrangement, which differ from the disclosure requirements of the US tender offer rules. Financial information included in this announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in Jersey and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If Bidco exercises its right to implement the Acquisition by way of a takeover offer, such offer will be made in compliance with applicable US laws and regulations.

The securities of Colfax referred to in this announcement have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The issuance of New Colfax shares pursuant to the Scheme will not be registered under the Securities Act, and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act.  In the event that Colfax determines to conduct the Acquisition pursuant to a takeover offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC that will contain a prospectus.  In this event, Charter Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC's website at www.sec.gov.

Neither the US Securities and Exchange Commission, nor any US state securities commission, has approved or disapproved of the Loan Notes or the New Colfax Shares to be issued in connection with the Acquisition, or determined if this announcement is accurate or complete.  Any representation to the contrary is a criminal offence in the US.

21.	Rule 2.10 disclosure

In accordance with Rule 2.10 of the City Code, Colfax confirms that as at the close of business on 9 September 2011, being the last Business Day before this announcement, it had 43,590,915 shares of Colfax's common stock in issue and admitted to trading on the New York Stock Exchange under the ISIN US1940141062.

22.	General

Colfax reserves the right to elect to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Charter not already held by Bidco or any subsidiary or nominees of Colfax as an alternative to the Scheme.  In such an event, an Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme but with an acceptance condition which will be set at 75 per cent. (or such lower percentage as Colfax may decide or the Panel may require) as referred to in Part A of Appendix 1 to this announcement.  Colfax has agreed that any such Offer would remain open for acceptance for at least 60 days after the Offer Document is published.

If the Acquisition is effected by way of an Offer and such Offer becomes or is declared unconditional in all respects and acceptances of more than 75 per cent. of the voting rights attaching to Charter Shares are received Bidco intends to: (i) request the London Stock Exchange and the UK Listing Authority to cancel trading in Charter Shares on the London Stock Exchange’s main market for listed securities and the listing of the Charter Shares from the Official List; and (ii) exercise its rights, to the extent applicable, to apply the provisions of Articles 116 to 118 and Article 121 of the Companies (Jersey) Law 1991 to acquire compulsorily the remaining Charter Shares in respect of which the Offer has not been accepted.

The Acquisition will be subject to the Conditions and other terms set out in this announcement and to the full terms and conditions which will be set out in the Scheme Document.  Appendix 2 contains bases and sources of certain information contained in this announcement.  Details of irrevocable undertakings received by Bidco are set out in Appendix 3.  Certain terms used in this announcement are defined in Appendix 4.

A copy of this announcement will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions at Charter’s website at www.charter.ie and at Colfax’s website at  www.colfaxcorp.com/.  Neither the contents of Charter’s website, the contents of Colfax's website, nor the content of any other website accessible from hyperlinks on either Charter's or Colfax's website, is incorporated into or forms part of this announcement.

Enquiries:

Colfax and BidCo
Scott Brannan, Colfax (SVP and Chief Financial Officer)	+1 (301) 323 9000

Citigate Dewe Rogerson
(Public relations adviser to Colfax and Bidco)
Patrick Donovan	+44 (0)20 7282 2915
Ginny Pulbrook	+44 (0)20 7282 2945

Deutsche Bank	+44(0) 20 7545 8000
(Financial adviser and corporate broker to Colfax and Bidco)
Richard Sheppard
James Cass
Charles Wilkinson (corporate broking)

Charter
Gareth Rhys Williams, Chief Executive	+44 (0)20 3206 0843
Aidan Wallis, Corporate Development Director

Brunswick Group LLP	+44 (0)20 7404 5959
(Public relations adviser to Charter)
Jonathan Glass
Nina Coad

Goldman Sachs International	+44 (0)20 7774 1000
(Financial adviser to Charter)
Dominic Lee
Philip Shelley
Adrian Beidas

J.P. Morgan Cazenove	+44 (0)20 7588 2828
(Financial adviser and corporate broker to Charter)
Edmund Byers
Robert Constant
Dwayne Lysaght

RBS Corporate Finance Limited	+44 (0)20 7678 8000
(Financial adviser and corporate broker to Charter)
John MacGowan
Simon Hardy
David Smith

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.  The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer Document), which will contain the full terms and conditions of the Acquisition or to elect to sell shares in connection with the acquisition, as the case may be), including details of how to vote in respect of the Acquisition.  Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom, Jersey and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom, Jersey or the United States should inform themselves about, and observe any applicable requirements.  In particular, the ability of persons who are not resident in the United Kingdom, Jersey or the United States to vote their Charter Shares with respect to the Scheme at the Meetings, or to execute and deliver forms of proxy appointing another to vote at the Meetings on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located.  This announcement has been prepared for the purpose of complying with Jersey law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom or Jersey.

Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction.  If the Acquisition is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to US investors in Charter:  The Acquisition relates to the shares of a Jersey company that is a “foreign private issuer” (as defined under Rule 3b-4 under the US Exchange Act) and is being made by means of a scheme of arrangement provided for under Jersey company law.  A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act.  Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in Jersey to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules.  Financial information included in this announcement and the Scheme Document has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  If, in the future, Bidco exercises the right to implement the Acquisition by way of a takeover offer and determines to extend the offer into the United States, the Acquisition will be made in compliance with applicable United States laws and regulations.

The securities of Colfax referred to in this announcement have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The issuance of New Colfax Shares pursuant to the Scheme will not be registered under the Securities Act, and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Act.  In the event that Colfax determines to conduct the Acquisition pursuant to a takeover offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC that will contain a prospectus.  In this event, Charter Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC's website at www.sec.gov.

Neither the US Securities and Exchange Commission, nor any US state securities commission, has approved or disapproved of the Loan Notes or the New Colfax Shares to be issued in connection with the Acquisition, or determined if this announcement is accurate or complete.  Any representation to the contrary is a criminal offence in the US.

It may be difficult for US holders of Charter Shares to enforce their rights and any claim arising out of the US federal laws, since Bidco and Charter are located in a non-US jurisdiction, and some or all of their officers and directors may be residents of a non-US jurisdiction.  US holders of Charter Shares may not be able to sue a non-US company or its officers or directors or enforce a judgment rendered by a US court in a non-US court for violations of the US securities laws.  Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority.  Details about the extent of Deutsche Bank AG's authorisation and regulation by the Financial Services Authority are available on request.  Deutsche Bank AG is acting as financial adviser to Colfax and Bidco and no one else in connection with the contents of this announcement and will not be responsible to any person other than Colfax and Bidco for providing the protections afforded to clients of Deutsche Bank AG, nor for providing advice in relation to any matters referred to in this announcement.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Charter and for no-one else in connection with the matters set out in this announcement and will not be responsible to any person other than Charter for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in relation to the matters set out in this announcement.

J.P. Morgan Limited, which conducts its UK investment banking business as J.P. Morgan Cazenove and is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser  and corporate broker to Charter and for no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Charter for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

RBS Corporate Finance Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser and corporate broker to Charter and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Charter for providing the protections afforded to its clients nor for providing advice in relation to the matters set out in this announcement.

Cautionary Note Regarding Forward-Looking Statements

This document contains certain statements about Colfax and Charter that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Colfax and Charter (as the case may be) and are subject to uncertainty and changes in circumstances, and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

The forward-looking statements contained in this press release may include statements about the expected effects on Charter and Colfax of the Acquisition, the expected timing and scope of the Acquisition, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; (ii) business and management strategies and the expansion and growth of Colfax's or Charter’s operations and potential synergies resulting from the Acquisition; (iii) the effects of government regulation on Colfax’s or Charter’s business, and (iv) Colfax’s plans, objectives, expectations and intentions generally.

There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including the satisfaction of the conditions to the Acquisition and other risks related to the Acquisition and actions related thereto. Additional particular uncertainties that could cause Colfax’s actual results to be materially different than those expressed in its forward-looking statements include: risks associated with Colfax’s international operations; significant movements in foreign currency exchange rates; changes in the general economy, as well as the cyclical nature of Colfax’s markets; Colfax’s ability to accurately estimate the cost of or realize savings from Colfax’s restructuring programs; availability and cost of raw materials, parts and components used in Colfax products; the competitive environment in Colfax’s industry; Colfax’s ability to identify, finance, acquire and successfully integrate attractive acquisition targets, including Charter should the Acquisition be successful; Colfax’s ability to complete the Acquisition as planned and achieve expected synergies in connection with the Acquisition, and risks relating to any unforeseen liabilities of Charter; Colfax’s ability to achieve or maintain credit ratings (in light of the Acquisition and financing of the Acquisition or otherwise) and the impact on its funding costs and competitive position if Colfax does not do so; and others risks and factors as disclosed in Colfax’s Annual Report on Form 10-K under the caption "Risk Factors".  Other unknown or unpredictable factors could also cause actual results to differ materially from those in any forward-looking statement.

Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. None of Colfax or Charter undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

Dealing and Opening Position Disclosure Requirements

Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE SCHEME AND THE ACQUISITION

Part A:	Conditions of the Scheme

The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long Stop Date, or such later date (if any) as Bidco and Charter may (with the consent of the Panel) agree and, if required, the Court may allow.

(A)	the Scheme will be conditional upon:

(i)
its approval by a majority in number representing not less than three-fourths of the voting rights of the holders of Charter Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

(ii)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the Charter General Meeting or at any adjournment of that meeting; and

(iii)	the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to Bidco and Charter) and the confirmation of the Capital Reduction by the Court and:

(a)	the delivery of the Scheme Court Order to the Registrar of Companies; and

(b)	the registration of the Reduction Court Order and minute of the Capital Reduction being filed with and registered by the Registrar of Companies.

In addition, Bidco and Charter have agreed that the Acquisition will be conditional upon the following conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing) or, where relevant, waived prior to the Scheme being sanctioned by the Court:

(B)	the approval of the shareholders of Colfax of the Equity Capital Raising by the requisite simple majority at a duly convened meeting of Colfax's shareholders;

(C)
insofar as the Acquisition constitutes, or is deemed to constitute, a concentration with an European Union dimension within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or the European Commission otherwise accepts jurisdiction to examine the Acquisition under the Regulation:

(i)
the European Commission indicating that it does not intend to initiate proceedings under Article 6(1)(c) of the Regulation in respect of the proposed acquisition of Charter by Bidco or any aspect of such acquisition or its financing (or being deemed to have done so under Article 10(6) of the Regulation); and

(ii)
in the event that any request or requests under Article 9(2) of the Regulation have been made by any European Union or EFTA states, the European Commission indicating that it does not intend to refer the proposed acquisition of Charter by Bidco or any aspect of such acquisition or its financing, to any competent authority of a European Union or EFTA state in accordance with Article 9(3) of the Regulation; and

(iii)
no indication having been made that a European Union or EFTA state may take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the Regulation in relation to the proposed acquisition of Charter by Bidco or any aspect of such acquisition or its financing;

(D)
all necessary filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations promulgated thereunder, and the waiting period thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition or any aspect of the Acquisition or its financing (including, for the avoidance of doubt, the Equity Capital Raising),  the acquisition or proposed acquisition of any shares or other securities in, or control of, Charter or any other member of the Wider Charter Group by any member of the Wider Colfax Group;

(E)
all necessary notifications, filings and applications having been made, all regulatory and statutory obligations in any relevant jurisdiction having been complied with, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any relevant jurisdiction  having expired, lapsed or been terminated in each case in respect of the Acquisition or any aspect of the Acquisition or its financing (including, for the avoidance of doubt, the Equity Capital Raising),  the acquisition or proposed acquisition of any shares or other securities in, or control of, Charter or any other member of the Wider Charter Group by any member of the Wider Colfax Group or the carrying on by any member of the Wider Charter Group of its business;

(F)
except as Publicly Announced or disclosed in Disclosed Information, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Charter Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in each case as a consequence of the Acquisition, the acquisition or proposed acquisition of any shares or other securities in Charter or because of a change in the control or management of Charter, would or might reasonably be expected to result in (to an extent or in a manner which is material and adverse in the context of the Acquisition or would have a material and adverse effect on the Wider Charter Group as a whole):

(i)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests or business of any member of the Wider Charter Group thereunder, or interests or business of any such member in or with any other person, firm, company or body (or any arrangements to which any such member is a party relating to any such interests or business), being or becoming capable of being terminated or modified or adversely affected or any obligation or liability arising or any action being taken or arising thereunder;

(ii)
any assets owned or used by any member of the Wider Charter Group, or any interest in such asset, being or falling to be disposed of or charged or ceasing to be available to any member of the Wider Charter Group or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to any member of the Wider Charter Group;

(iii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any member of the Wider Charter Group or any such mortgage, charge or other security (whenever created, arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)
the rights, liabilities, obligations or interests of any member of the Wider Charter Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(v)	the value of any member of the Wider Charter Group or its financial or trading position or prospects being prejudiced or adversely affected;

(vi)	any member of the Wider Charter Group ceasing to be able to carry on business under any name under which it presently does so;

(vii)	the creation of any liability, actual or contingent, by any member of the Wider Charter Group;

(viii)	any liability of any member of the Wider Charter Group to make any severance, termination, bonus or other payment to any of its directors or senior executives; or

(ix)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any member of the Wider Charter Group, being or becoming capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of such member of the Wider Charter Group to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Charter Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this condition;

(G)
no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, central bank, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps, and there not continuing to be outstanding any statute, regulation or order of any Third Party, in each case which would or might reasonably be expected to (to an extent or in a manner which is material and adverse in the context of the Acquisition):

(i)
require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Colfax Group or any member of the Wider Charter Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay the divestiture by any member of the Wider Colfax Group of any shares or other securities in Charter;

(iii)
impose any limitation on, or result in a delay in, the ability of any member of the Wider Colfax Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Charter Group or the Wider Colfax Group or to exercise management control over any such member;

(iv)
otherwise materially adversely affect any or all of the business, assets, liabilities, financial or trading position, profits, operational performance or prospects of any member of the Wider Colfax Group or of any member of the Wider Charter Group;

(v)
make the Acquisition or its implementation or the acquisition or proposed acquisition by Bidco or any member of the Wider Colfax Group of any shares or other securities in, or control or management of Charter void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional material adverse conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)
require any member of the Wider Colfax Group or the Wider Charter Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Charter Group or the Wider Colfax Group owned by any third party;

(vii)	impose any limitation on the ability of any member of the Wider Charter Group to co-ordinate its business, or any part of it, with the businesses of any other members; or

(viii)	result in any member of the Wider Charter Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Charter Shares having expired, lapsed or been terminated;

(H)
all notifications, notices, filings or applications in connection with the Acquisition or any aspect of the Acquisition or its financing,  that are necessary having been made and all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals which are necessary (“Authorisations”), in any jurisdiction, for and in respect of the Acquisition or any aspect of the Acquisition or its financing,  or the acquisition or proposed acquisition by any member of the Wider Colfax Group of any shares or other securities in, or control of, Charter by any member of the Wider Colfax Group having been obtained in terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties and persons or bodies with whom any member of the Wider Charter Group has entered into contractual arrangements, and all such Authorisations together with all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals ("Business Authorisations") necessary or appropriate for any member the Wider Colfax Group to carry on its business remaining in full force and effect (where the absence of such Authorisations or Business Authorisations would be material and adverse in the context of the Acquisition) and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(I)
since 31 December 2010 and except as Publicly Announced or fairly disclosed in Disclosed Information, no member of the Wider Charter Group having (to an extent or in a manner which is material in the context of the Acquisition or would have a material and adverse effect on the Wider Charter Group, taken as a whole):

(i)
save as between Charter and wholly-owned subsidiaries of Charter or for Charter Shares issued pursuant to the award of Charter Shares under the Charter Executive Share Schemes, issued, agreed to issue, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Charter and wholly-owned subsidiaries of Charter or for the award of Charter Shares under the Charter Executive Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than to another member of the Charter Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Charter Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Charter Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or, save for intra-Charter Group transactions and save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital;

(viii)
implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or in respect of the Acquisition;

(ix)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Charter Group or the Wider Colfax Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider Charter Group taken as a whole;

(x)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it or order made (in each case not discharged within 21 days or not being contested in good faith) for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)
been unable to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)
entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Wider Charter Group or the Wider Colfax Group other than to a nature and extent which is normal in the context of the business concerned;

(xiii)	waived or compromised any material claim otherwise than in the ordinary course of business;

(xiv)
entered into any material contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xv)	in respect of the Charter Group, made any alteration to its memorandum or articles of association (in each case, other than an alteration in connection with the Scheme);

(xvi)
proposed, agreed to provide or modified the terms of any employee share scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Charter Group or entered into or changed the terms of any contract with any director or senior executive, and, for the purposes of paragraphs (iii), (iv) and (v) of this condition, the term “Charter Group” shall mean Charter and its wholly-owned subsidiaries;

(J)
except as disclosed in the accounts for the period then ended, Publicly Announced or fairly disclosed in Disclosed Information, or where not material in the context of the Wider Charter Group taken as a whole, since 31 December 2010:

(i)
no material adverse change or deterioration having occurred (or circumstances having arisen which would or might be expected to result in any adverse change or deterioration) in the business, assets, liabilities, financial or trading position or profits, operational performance, prospects of any member of the Wider Charter Group;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Charter Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Charter Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider Charter Group;

(iii)	no contingent or other material liability in respect of any member of the Wider Charter Group having arisen (or increased) or become apparent to Bidco; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Charter Group which is necessary for the proper carrying on of its business, in each case, to an extent or in a manner which is material in the context of the Acquisition and would have a material and adverse effect on the Wider Charter Group, taken as a whole;

(K)	except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered:

(i)
that any financial, business or other information concerning the Wider Charter Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Charter Group, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)
that any member of the Wider Charter Group, partnership, company or other entity in which any member of the Wider Charter Group has a significant economic interest and which is not a subsidiary undertaking of Charter is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Charter for the year ended 31 December 2010; or

(iii)	any information which affects the import of any information disclosed in writing at any time by or on behalf of any member of the Wider Charter Group,

in each case, to an extent or in a manner which is material in the context of the Acquisition and would have a material and adverse effect on the Wider Charter Group, taken as a whole; and

(L)	except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered that:

(i)
any past or present member of the Wider Charter Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Charter Group;

(ii)
there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Charter Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Charter Group, under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction;

(iii)
any past or present member of the Wider Charter Group has not complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)	there is, or is likely to be expected to be, or there has been, any:

(a)	claim brought against any member of the Wider Charter Group by a person or class of persons in respect of;

(b)	circumstances that exist whereby a person or class of persons would be likely to have a claim; or

(c)	liability (actual or contingent) of any member of the Wider Charter Group as a result of or relating to,

any material, chemical, product or process of manufacture or materials now or previously held, used, sold, manufactured, carried out or under development or research by any past or present member of the Wider Charter Group, in each case, other than under paragraphs (i) and (ii), which is material in the context of the Wider Charter Group, taken as a whole.

For the purposes of these conditions the “Wider Charter Group” means Charter and its subsidiary undertakings, associated undertakings and any other undertaking in which Charter and/or such undertakings (aggregating their interests) have a significant interest and the “Wider Colfax Group” means Colfax and its subsidiary undertakings, associated undertakings and any other undertaking in which Colfax and/or such undertakings (aggregating their interests) have a significant interest and for these purposes “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act 2006, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act 2006).

Bidco reserves the right to waive, in whole or in part, all or any of conditions (A) to (L) above, except for conditions (A), (B) and (D).

If Colfax or Bidco is required by the Panel to make an offer for Charter Shares under the provisions of Rule 9 of the City Code, Colfax or Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

Conditions (A) to (L) (inclusive, but excluding Condition A(iii)) must be fulfilled, or be determined by Bidco to be or remain satisfied or (if capable of waiver) be waived prior to the commencement of the Court Hearing, failing which the Acquisition will lapse and the Scheme will not proceed.  Bidco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of the Conditions (A) to (L) (inclusive) at any time prior to the Long Stop Date, notwithstanding that the other Conditions (or any of them) may at an earlier date have been waived (if capable of waiver), satisfied or fulfilled and that there are, at such earlier date, no circumstances indicating that any such Condition may not be capable of satisfaction or fulfilment.

The Acquisition will lapse and the Scheme will not proceed if, prior to the date of the Court Meeting, the Acquisition, or any matter arising from the Acquisition, is referred to a serious doubts investigation under Article 6(1)(C) of Council Regulation (EC) 139/2004 or if the Acquisition, or any matter arising from the Acquisition, is referred to the Competition Commission in the United Kingdom.

Bidco reserves the right to elect (with the consent of the Panel) to implement the Acquisition by way of a takeover offer (as defined in Article 116 of the Companies (Jersey) Law 1991) as it may determine in its absolute discretion.  In such event, such offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Acquisition, but with an acceptance condition which will be set by reference to shares carrying 75 per cent. (or such lower percentage as Colfax may decide or the Panel may require) of the voting rights in Charter. Colfax has agreed that any such Offer would remain open for acceptance for at least 60 days after the Offer Document is published.

The availability of the Acquisition to persons not resident in the United Kingdom or Jersey may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom or Jersey should inform themselves about and observe any applicable requirements.

The Scheme will be governed by Jersey law and be subject to the jurisdiction of the Jersey courts, to the conditions set out above and in the formal Scheme Document and related Forms of Proxy and Loan Note Form of Election.  The Scheme will comply with the applicable rules and regulations of the FSA and the London Stock Exchange and the City Code.

Part B:	Certain further terms of the Acquisition

Charter Shares which will be acquired under the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

APPENDIX 2

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement:

1.	Unless otherwise stated:

•
financial information relating to the Colfax Group has been extracted or derived (without any adjustment) from the audited consolidated financial accounts for Colfax for the year ended 31 December 2010 in Colfax’s annual report on form 10-K filed with the SEC on 25 February 2011; and

•
financial information relating to the Charter Group has been extracted or derived (without any adjustment) from the audited annual report and accounts for Charter for the year ended 31 December 2010 and Charter’s announcement dated 26 July 2011 of its interim results (which are unaudited).

2.	The value of the Acquisition is calculated:

•	by reference of the price of US$23.04 per Colfax Share, being the closing price on 9 September 2011, the last Business Day prior to this announcement; and

•	on the basis of the fully diluted number of Charter Shares in issue referred to in paragraph 4 below.

3.
As at the close of business on 9 September 2011, being the last Business Day prior to the date of this announcement, Charter had in issue 167,087,473 Charter Shares.  The International Securities Identification Number for Charter Shares is JE00B3CX4509.

4.	The fully diluted share capital of Charter (being 167,868,402 Charter Shares) is calculated on the basis of:

•	the number of issued Charter Shares referred to in paragraph 3 above; and

•
the maximum number of Charter Shares which could be issued on or after the date of this announcement on the vesting of awards under the Charter International plc Long Term Incentive Plan, amounting in aggregate to 780,929 Charter Shares.

5.	Unless otherwise stated, all prices and closing prices for Charter Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List ("SEDOL").

6.	The premia implied by the Offer Consideration have been calculated with reference to prices of:

•	615 pence per Charter Share on 28 June 2011, being the last Business Day before Charter announced it had received a preliminary approach from Melrose regarding a possible offer;

•	Melrose's initial offer of 780 pence per Charter Share made by Melrose on 28 June 2011; and 804 pence per Charter Share on 9 September 2011, being the last Business Day before this announcement.

•	804 pence per Charter Share on 9 September 2011, being the last Business Day before this announcement.

7.	Values for the FTSE 350 Industrial Engineering Index and FTSE 250 Share Index are derived from data provided by Datastream.

9.	The £ : US$ exchange rate used in this announcement is the Bloomberg rate as at 4 p.m. New York time on 9 September 2011 (the last Business Day prior to the date of this announcement), being 1.5881.

APPENDIX 3

DETAILS OF IRREVOCABLE UNDERTAKINGS2

Name of Charter Director	Number of Charter Shares	Approximate % of Charter issued share capital

John Biles	8,461	0.0051

James Deeley	12,441	0.0074

Robert Careless	56,797	0.034

Lars Emilson	10,000	0.006

John Neill	87,278	0.052

Andrew Osborne	1,000	0.0006

Grey Denham	1,000	0.0006

These irrevocable undertakings cease to be binding only in the event that (a) the Scheme Document is not published within 28 days of this announcement (unless due to the default of Charter); (b) the Offer Document (should the Acquisition be implemented by way of  the Offer) is not posted to Charter Shareholders within the permitted period in the City Code or as otherwise agreed with the Panel; (c) the Panel agrees or requires that Bidco may not make the Acquisition; (d) the Acquisition fails, closes, lapses or is withdrawn; or (e) the Scheme has not become effective by the Long Stop Date.

2
The undertakings and the numbers referred to in this table refer only to those shares which the relevant director is beneficially entitled to and any share such director is otherwise able to control the exercise of in terms of the rights attaching to such share, including the ability to procure the transfer of such share.  These undertakings and the numbers referred to in this table exclude any award that may be outstanding under the Charter Executive Share Schemes.

APPENDIX 4

DEFINITIONS

“Acquisition”
the proposed acquisition of the entire issued and to be issued share capital of Charter by Colfax (other than the Excluded Shares), to be effected by the Scheme (or by the Offer under certain circumstances described in this announcement)

“Bidco”
Colfax UK Holdings Ltd (or, if Colfax elects, a nominee or wholly-owned subsidiary of Colfax notified in writing to Charter prior to posting of the Scheme Document (or, if applicable, the Offer Document)

“Board”	the board of directors of the relevant company

“Business Day”	a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and Jersey

“CAGR”	the compound annual growth rate

“Capital Reduction”	the proposed reduction of share capital of Charter pursuant to the Scheme

“Charter”	Charter International plc, incorporated in Jersey with registered number 100249

“Charter General Meeting”	the general meeting of Charter Shareholders to be convened to consider and if thought fit pass, inter alia, a special resolution in relation to the Acquisition

“Charter Group”	Charter and its Subsidiary and associated undertakings

“Charter Shareholders”	the holders of Charter Shares

“Charter Executive Share Schemes”
the Charter International plc Long Term Incentive Plan first approved by the shareholders of Charter on 27 August 2008 and first adopted by Charter on 22 October 2008 (including subsequent amendments approved by shareholders on 29 April 2010 and adopted by Charter on 16 February 2011); and the Deferred Bonus Plan approved by the shareholders of Charter on 27 August 2008 and adopted by Charter on 22 October 2008

“Charter Shares”	the ordinary shares of 2 pence each in the capital of Charter

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”
the closing middle market quotation of a share derived from (in respect of Charter Shares) the Daily Official List of the London Stock Exchange or (in respect of Colfax Shares) the New York Stock Exchange

“Colfax”	Colfax Corporation, a Delaware corporation having its registered office at 8170 Maple Lawn Blvd., Suite 180 Fulton, MD 20759

“Conditions”	the conditions of the Acquisition set out in Appendix 1 to this announcement

“Court”	the Royal Court of Jersey

“Court Meeting”
the meeting of the Charter Shareholders convened by order of the Court pursuant to Article 125 of the Companies (Jersey) Law 1991 for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)

“Deutsche Bank”	Deutsche Bank AG, London Branch

“Disclosed Information”
any information which has been (i) fairly disclosed by or on behalf of Charter or its  or any of its advisers to Colfax or its advisors in connection with or in contemplation of the Acquisition prior to the date of this announcement, whether by electronic means, physical form or orally; (ii) disclosed in Charter’s report and accounts for the year ended 31 December 2010 or its interim accounts for the 6 month period ended 30 June 2011; or (iii) disclosed in this announcement

“ESAB”	the ESAB business focused on welding, cutting and automation

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms

“Equity Capital Raising”	the capital raising described in paragraph 10 (Financing of the Acquisition)

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Exchange Ratio”	means 0.1241 Colfax Shares for every 1 Charter Share

“Excluded Shares”	any Charter Shares legally or beneficially held by Colfax or any of its Subsidiaries or subsidiary undertakings

“Forms of Proxy”	the forms of proxy for use at the Court Meeting and the Charter General Meeting which will accompany the Scheme Document

“FSA”	the Financial Services Authority

“Howden”	the Howden business focused on air and gas handling

“Implementation Agreement”	the agreement dated on or about the date of this announcement and entered into by Colfax, Bidco and Charter with respect to the implementation of the Acquisition

“Jersey”	the Bailiwick of Jersey, Channel Islands

“J.P. Morgan Cazenove”	J.P. Morgan Limited which conducts its UK investment banking activities as J.P Morgan Cazenove

“LIBOR”	London Inter Bank Offer Rate

“Listing Rules”
the rules and regulations made by the FSA in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the UK Listing Authority’s publication of the same name

“Loan Note Alternative”
the option whereby Charter Shareholders (other than certain Overseas Shareholders) may elect to receive Loan Notes instead of some or all of the cash consideration to which they would otherwise be entitled under the Acquisition

“Loan Note Form of Election”	the form of election in relation to the Loan Notes which will accompany the Scheme Document

“Loan Notes”	the unsecured floating rate loan notes of Bidco issued pursuant to the Loan Note Alternative

“London Stock Exchange”	London Stock Exchange plc

“Long Stop Date”	30 March 2012, or such later date as Bidco and Charter may agree and the Court (if required) may allow

“Meetings”	the Court Meeting and the Charter General Meeting

“Melrose”	Melrose PLC

“Mix and Match Facility”
the mix and match facility under which Charter Shareholders (other than certain Overseas Shareholders) may elect, subject to equal and opposite elections made by other Charter Shareholders, to vary the proportions in which they receive cash and New Colfax Shares under the Acquisition

“New Charter Shares”	the new ordinary shares of 2 pence each in the capital of Charter to be issued credited as fully paid up to Bidco pursuant to the Scheme

“New Colfax Shares”	the new ordinary shares in the capital of Colfax to be issued credited as fully paid up to Scheme Shareholders (other than certain Overseas Shareholders) pursuant to the Scheme

“Offer”
should the Acquisition be implemented by way of a takeover offer, the takeover offer to be made by or on behalf of Bidco to acquire the entire issued and to be issued ordinary share capital of Charter and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

“Offer Consideration”	the consideration payable in connection with the Acquisition

“Offer Document”	should the Acquisition be implemented by means of the Offer, the document to be sent to Charter Shareholders which will contain, inter alia, the terms and conditions of the Offer

“Official List”	the official list maintained by the UK Listing Authority

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom, Jersey or the United States

“Panel”	the Panel on Takeovers and Mergers

“Phantom Restricted Scheme Plan”	the Phantom Restricted Scheme Plan last approved and adopted by Charter Limited (registered number: 2794949)on 17 May 2011 (including all prior versions thereof)

“Publicly Announced”	announced publicly and delivered by or on behalf of Charter through a Regulatory Information Service prior to the date of this announcement

“RBS”	RBS Corporate Finance Limited

“Reduction Court Order”	the act of Court confirming the Capital Reduction

“Registrar of Companies”	the Registrar of Companies for Jersey

“Regulatory Information Service”	any of the services set out in Appendix II to the Listing Rules

“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Charter Shareholders in that jurisdiction

“Scheme”	the proposed scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 between Charter and Charter Shareholders to implement the Acquisition

“Scheme Court Order”	the act of Court sanctioning the Scheme

“Scheme Document”	the document to be dispatched to Charter Shareholders in respect of the Scheme

“Scheme Record Time”	6.00 p.m. on the Business Day before the date of the Court hearing to confirm the Capital Reduction

“Scheme Shareholder”	holders of Scheme Shares

“Scheme Shares”	1. the Charter Shares in issue at the date of the Scheme Document; 2. any Charter Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and

3.    any Charter Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, other than the Excluded Shares

“Securities Act”	the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“Subsidiary”	has the meaning given in section 1159 of the Companies Act 2006

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FSA as the competent authority for listing in the United Kingdom

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

“Voting Record Time”	6.00 p.m. on the Business Day prior to the day immediately before the Court Meeting or any adjournment thereof (as the case may be)

SCHEDULE 2

CHARTER EMPLOYEE SHARE SCHEMES

Charter will co-operate with and provide such details to Colfax in relation to Charter Employee Share Schemes as Colfax reasonably requests in order to plan and, if necessary, make proposals to the participants of Charter Employee Share Schemes in accordance with the rules of Charter Employee Share Schemes and as necessary to communicate with the participants of the Charter Employee Share Schemes in respect of such proposals.  To the extent reasonably requested by Colfax, Charter shall co-operate with Colfax in communicating any proposal under Rule 15 of the Code to the participants of the Charter Employee Share Schemes.

From the date of this Agreement until the Effective Date, Charter shall and shall procure that the members of Charter Group shall procure that any Charter Shares held by the trustee of any employee benefit trust established by any member of Charter Group will, where possible, be used to satisfy the exercise of options or the vesting or release of awards under Charter Employee Share Schemes before any further Charter Shares are issued in that regard.

SCHEDULE 3

TIMETABLE

Event	Date*

Release of Announcement	12 September 2011

Charter posts Scheme Circular to Charter Shareholders	21 to 28 days after release of the Announcement

Colfax files preliminary Proxy Statement with the SEC	14 October 2011

Court Meeting and Charter Shareholders Meeting	21 clear days from posting of Scheme Circular

Colfax Shareholders Meeting	As soon as reasonably practicable after the Proxy Statement becoming effective

Court Hearing to approve the Scheme	Within 1 week following the Colfax Shareholders Meeting

Effective Date	As soon as reasonable practicable after the Court Hearing to approve the Scheme

*NB: This Timetable will be affected, inter alia, by the availability of Court dates, the obtaining (or waiver) of Clearances required, the process for preparation and dispatch of the Prospectus, the SEC review process and the application of Clause 3.9

EXECUTED by	)
acting for and on behalf of	)
COLFAX CORPORATION	)	/s/ Dan Pryor

EXECUTED by	)
acting for and on behalf of	)
COLFAX UK HOLDINGS LTD	)	/s/ Dan Pryor

EXECUTED by	)
acting for and on behalf of	)
CHARTER INTERNATIONAL PLC	)	/s/ Michael Hampson